As filed with the Securities And Exchange Commission on October 11, 1996
                                         SEC Registration No. _______________
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      DOUBLE EAGLE PETROLEUM AND MINING CO.
                    ----------------------------------------
                 (Name Of Small Business Issuer In Its Charter)

        Wyoming                      1330                        83-0214692
-----------------          --------------------------     ----------------------
(State Or Jurisdiction    (Primary Standard Industrial        (IRS Employer
   Of Incorporation)      Classification Code Number)     Identification Number)


                        777 Overland Trail (P.O. Box 766)
                              Casper, Wyoming 82602
                                 (307) 237-9330
--------------------------------------------------------------------------------
          (Address And Telephone Number Of Principal Executive Offices)


                        777 Overland Trail (P.O. Box 766)
                              Casper, Wyoming 82602
--------------------------------------------------------------------------------
(Address Of Principal Place Of Business Or Intended Principal Place Of Business)

                                Stephen H. Hollis
                        777 Overland Trail (P.O. Box 766)
                              Casper, Wyoming 82602
                                 (307) 237-9330
--------------------------------------------------------------------------------
            (Name, Address And Telephone Number Of Agent For Service)


                                   Copies to:
                                   ----------

     Alan L. Talesnick, Esquire                Thomas E. Boyle, Esquire
     Francis B. Barron, Esquire            Krys Boyle Golz Freedman & Scott
    Bearman Talesnick & Clowdus      600 Seventeenth Street, Suite 2700 S. Tower
     Professional Corporation                   Denver, Colorado 80202
 1200 Seventeenth Street, Suite 2600                (303) 893-2300
        Denver, Colorado 80202
            (303) 572-6500

================================================================================

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

--------------------------------------------------------------------------------
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] ___________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] ___________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box []



                                                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                                   Proposed            Proposed        Amount
                                                                                    Maximum            Maximum           Of
                                                                                   Offering           Aggregate       Registra-
    Title Of Each Class Of Securities To Be                    Amount To Be        Price Per           Offering         tion
             Registered                                         Registered         Share(1)             Price            Fee
=================================================================================================================================
Units, each consisting of

    (a) One Share of Common Stock, $.10 par value               1,150,000            $1.50            $1,725,000          $595
                                                                 Units(2)
    (b) One Common Stock Purchase Warrant

Common Stock, issuable upon exercise of                         1,150,000
Common Stock Purchase Warrants(3)                               Shares(2)            $3.00            $3,450,000        $1,190


Underwriter's Warrants to purchase Units, each                    100,000            $.001                  $100            $1
Unit consisting of                                                Warrants

     (a)  One Share of Common Stock

     (b)  One Common Stock Purchase Warrant

 Units issuable upon exercise of Underwriter's                    100,000 Units       $1.50              $150,000           $52
 Warrants, each Unit consisting of

     (a)  One share of Common Stock(4)

     (b)  One Common Stock Purchase Warrant(4)

Common Stock, issuable upon exercise of                           100,000             $3.00               $300,000         $104
Warrants underlying Underwriter's Warrant(5)                       Shares
-------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                                   $5,625,100       $1,942
===============================================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) Includes 150,000 Units to cover the Underwriter's over-allotment option and 150,000 shares of Common Stock underlying the Warrants issuable upon exercise of the Underwriter's over-allotment option.
(3) Issuable upon the exercise of Common Stock Purchase Warrants. This Registration Statement also covers any additional shares of Common Stock which may become issuable by virtue of the anti-dilution provisions of the Common Stock Purchase Warrants. No additional registration fee is included for these shares.
(4) Reserved for issuance upon exercise of the Underwriter's Warrants together with such indeterminate number of Common Stock Purchase Warrants and/or Common Stock as may be issuable pursuant to the anti-dilution provisions of the Underwriter's Warrants, or the Common Stock Purchase Warrants.
(5) Reserved for issuance upon exercise of Common Stock Purchase Warrants obtained upon exercise of the Underwriter's Warrants.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Double Eagle Petroleum And Mining Co.

        Cross-reference Sheet between Registration Statement (Form SB-2)
                             and Form of Prospectus.


SB-2     Reg S-B
Item     Item     Caption                                           Caption In Prospectus
----     ----     -------                                           ---------------------


16       101      Description Of Business.                          Business And Properties.

18       102      Description Of Property.                          Business And Properties.

9        103      Legal Proceedings.                                Not applicable.

20       201      Market For Common Stock And Related               Price Range Of Common Stock; Dividends; Description
                  Stockholder Matters.                              Of Securities.

12       202      Description Of Securities.                        Description Of Securities; Certain Provisions Of
                                                                    Wyoming Law And Of The Company's Articles Of
                                                                    Incorporation.

17       303      Management's Discussion And Analysis or           Management's Discussion And Analysis Of Financial
                  Plan Of Operation.                                Condition And Results Of Operations.

23       304      Changes In And Disagreements With                 Not applicable.
                  Accountants On Accounting And Financial
                  Disclosure.

22       310      Financial Statements.                             Financial Statements.

10       401      Directors, Executive Officers, Promoters          Management.
                  And Control Persons.

21       402      Executive Compensation.                           Executive Compensation.

11       403      Security Ownership Of Certain Beneficial          Principal Stockholders.
                  Owners And Management.

19       404      Certain Relationships And Related Transac-        Not applicable.
                  tions.

15       404      Issuers Organized Within Five Years.              Certain Relationships And Related Transactions.

1        501      Front Of Registration Statement And               Registration Statement Cover Page; Prospectus Cover
                  Outside Front Cover Of Prospectus.                Page; Prospectus Inside Cover Page.

2        502      Inside Front And Outside Back Cover Pages         Cover Page; Inside Cover Page; Back Cover Page.
                  Of Prospectus.

3        503      Summary Information And Risk Factors.             Prospectus Summary; Risk Factors.

4        504      Use Of Proceeds.                                  Use Of Proceeds.

5        505      Determination Of Offering Price.                  Cover Page; Risk Factors.

6        506      Dilution.                                         Not applicable.

7        507      Selling Security Holders.                         Not applicable.

8        508      Plan Of Distribution.                             Cover Page; Underwriting.

13       509      Interest Of Named Experts and Counsel.            Not applicable.

14       510      Disclosure Of Commission Position On              Securities And Exchange Commission Position On
                  Indemnification For Securities Act                Certain Indemnification.
                  Liabilities.

                                    [RED INK]
Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities And Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  PRELIMINARY PROSPECTUS DATED OCTOBER 11, 1996
                              SUBJECT TO COMPLETION

                      DOUBLE EAGLE PETROLEUM AND MINING CO.

                       1,000,000 Units of Common Stock and
                    Redeemable Common Stock Purchase Warrants

     This Prospectus relates to an offering (the "Offering") by Double Eagle Petroleum And Mining Co. (the "Company" or "Double Eagle") of 1,000,000 units (the "Units"), each Unit consisting of one share of Common Stock, $.10 par value (the "Common Stock"), and one redeemable Common Stock purchase warrant
("Warrant"), through Rocky Mountain Investments & Securities, Inc. (the "Underwriter"). The Units are offered on a firm commitment basis. The Common Stock and Warrants may be detached from the Units and traded separately only at such time that the Company, in its sole discretion, determines to allow the Common Stock and Warrants to be detached.

     Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $3.00 per share, subject to adjustment in certain events, at any time during the period commencing on the date hereof and expiring on the fifth anniversary of the date hereof. The Warrants are subject to redemption by the Company at $.02 per Warrant at any time on not less than 30 days' prior written notice to the holders of the Warrants, provided the closing high bid price of the Common Stock as reported on The Nasdaq Small Cap Stock Market has been at least $4.00 per share for a period of 20 of the 30 trading days ending on the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption and further provided the Company has a current registration statement in effect with respect to the Common Stock issuable upon exercise of the Warrants. See "DESCRIPTION OF SECURITIES-Warrants".

     The Company's Common Stock is traded on The Nasdaq SmallCap Market ("NASDAQ") under the symbol "DBLE". On October 9, 1996, the closing high bid price of the Common Stock as reported by NASDAQ was $1.25 per share and the low asked price was $1.4375. See "PRICE RANGE OF COMMON STOCK". Prior to this Offering, there has been no public market for the Units or the Warrants, and there can be no assurance that any such market for the Units or the Warrants (when the Warrants are detached from the Units) will develop after the closing of this Offering, or that, if developed, it will be sustained. The offering price of the Units, and the initial exercise price and other terms of the Warrants, were established by negotiation between the Company and the Underwriter and do not necessarily bear any direct relationship to the Company's assets, earnings, book value per share or other generally accepted criteria of value. See "UNDERWRITING". The Company has applied for quotation of the Units and the Warrants (when the Warrants are detached from the Units) on NASDAQ under the trading symbols "DBLEU" and "DBLEW", respectively.

     The Company has granted to the Underwriter an option, exercisable for 45 days from the date of this Prospectus, to purchase not more than 15% of the total number of Units initially offered, or up to 150,000 additional Units, at the price to the public less the Underwriting discount set forth on the cover page of this Prospectus. The Underwriter may exercise this option solely for the purpose of covering over-allotments, if any, incurred in the sale of Units being offered.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVESTMENT THEREIN INVOLVES A HIGH DEGREE OF RISK. FOR A DESCRIPTION OF CERTAIN RISKS REGARDING AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                                         Underwriting
                                         Discount And          Proceeds To
                  Price To Public       Commissions (1)         Company (2)
--------------------------------------------------------------------------------

Per Unit (2)          $_____                $_____                $_____

Total (3)             $_____                $_____                $_____

                      $-----                $-----                $-----

================================================================================

                          (See Notes on following page)

     The Units are being offered by the Company through the Underwriter on a firm commitment basis. The Offering is made by the Underwriter, subject to the Underwriter's right to reject any subscription, in whole or in part, or to withdraw or cancel the Offering without notice. It is expected that delivery of the certificates representing the Common Stock and the Warrants underlying the Units will be made against payment therefor at the offices of the Underwriter, 1600 Stout Street, Suite 920, Denver, Colorado 80202.

                  Rocky Mountain Securities & Investments, Inc.

                The date of this Prospectus is October ___, 1996

                                      Notes

(1) Does not reflect additional compensation to be received by the Underwriter in the form of (i) a non- accountable expense allowance equal to 3% of the gross proceeds of the Offering, of which $25,000 has been paid by the Company to date; and (ii) Underwriter's Warrants entitling the Underwriter to purchase 100,000 Units (one Unit for each ten Units sold other than pursuant to the over-allotment option described in Note 3 below) at a price equal to 100% of the per Unit price to the public, exercisable over a period of four years (the "Underwriter's Warrants") commencing one year after the date of this Prospectus (the "Effective Date"). The Units (the "Underwriter's Units") issuable upon the exercise of the Underwriter's Warrants are identical to the Units offered to the public pursuant to this Prospectus except that the Warrants included in the Underwriter's Units are not subject to redemption by the Company. See "DESCRIPTION OF SECURITIES--Warrants". The Company also has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "UNDERWRITING".

(2) After deducting discounts and commissions payable to the Underwriter, but before payment of the Underwriter's non-accountable expense allowance or the other expenses of the Offering, estimated at $ _______ ($.___ per share), payable by the Company. See "UNDERWRITING".

(3) The Company has granted the Underwriter a 45-day option to purchase up to 150,000 additional Units at the price to public, less the Underwriting Discount, to cover over-allotments, if any. If all of such Units are purchased by the Underwriter, the total Price To Public, Underwriting Discount And Commissions, and Proceeds To Company will be $_________, $_________, and $___________, respectively. See "UNDERWRITING".

                                ---------------

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024 and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material also can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

     Officers, directors and affiliates of the Company, and persons associated with them, may purchase Units in the Offering. If such purchases are made, they will be made solely with a view toward investment and not resale. It is not expected that purchases by officers, directors and their affiliates will exceed 5% of the Units offered.

                                ---------------


                [Map of Principal Areas Of Activity appears here]

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act Of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act Of 1934, as amended (the
"Exchange Act"). All statements other than statements of historical fact included in this Prospectus, including without limitation the statements under "PROSPECTUS SUMMARY", "RISK FACTORS--Risks Related To The Business Of The Company--Oil And Gas Prices; Marketability Of Production" and "--Estimates Of Reserves And Future Net Revenues; No Review By Independent Engineer", "CAPITALIZATION", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Financial Condition, Liquidity And Capital Resources", "BUSINESS AND PROPERTIES--Business Strategy", "--Principal Areas Of Oil And Gas Activity", "--Zeolite Mining Activities", and "--Reserves", and Note 13 to the Financial Statements located elsewhere herein regarding the Company's financial position and liquidity, the amount of and its ability to make debt service payments, its strategies, financial instruments, and other matters, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus and in the documents incorporated by reference into this Prospectus. As used herein, the "Company" of "Double Eagle" means Double Eagle Petroleum And Mining Co. unless the context requires otherwise. Unless otherwise indicated, all references to annual or quarterly periods refer to the Company's fiscal year ending August 31.

                                   THE COMPANY

General

     Double Eagle was formed on January 13, 1972. The Company explores for, develops, produces and sells crude oil and natural gas. The Company concentrates its activities in areas in which it has accumulated detailed geologic knowledge and developed significant management experience. Current areas of exploration and development focus for the Company include the Moxa Arch in southwestern Wyoming, the Powder River Basin in northeastern Wyoming, the Washakie Basin in south central Wyoming, the Wind River Basin in central Wyoming, and the Christmas Meadows area in northeastern Utah. The Company owns interests in a total of 124 producing wells, with oil constituting approximately 50 percent and natural gas constituting approximately 50 percent of its current production (assuming 10 Mcf of gas production equals one barrel of oil production).

     The Company also has undeveloped acreage in other basins and is evaluating the possibility of additional activity in other areas. See "BUSINESS AND PROPERTIES--Principal Areas Of Oil And Gas Activity".

     In addition to its oil and gas activities, the Company owns placer mining claims which overlie deposits of clinoptilolite, which is one of 34 naturally occurring zeolites. The Company has leased these claims to a third party and will receive a royalty on any production from these properties. See "BUSINESS AND PROPERTIES--Zeolite Mining Activities".

Business Strategy

     The Company's strategy is to increase its cash flow and oil and gas reserves by developing and marketing oil and gas prospects. Upon marketing a prospect to another entity, the Company will attempt to receive a promoted or carried interest in the initial well for the prospect. The Company will then participate proportionately in the drilling of any development wells on the prospect. In prior years, the Company has undertaken to assemble a large acreage position and sell it to others while retaining a royalty position. By attempting to direct its focus to generation of geologic prospects with a promoted interest at the exploratory phase and a participating interest at the development stage, the Company will be utilizing more resources for drilling rather than for lease acquisition. In this manner, the Company believes that in a shorter time period it will be exposed to a greater number of opportunities to increase reserves and cash flow.

     The Company intends to develop several prospects each year with a view to taking advantage of advances in seismic and drilling technologies. Of these prospects, between five and ten each year will be intended as unusually high potential, higher risk prospects. As indicated above, the Company intends to market its prospects on a basis that will allow the Company to receive a promoted or carried interest and thereby control its risk on the initial well on each of these prospects.


               SUMMARY CONSOLIDATED FINANCIAL AND OPERATIONS DATA

     The summary consolidated financial and operations data set forth below should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Prospectus.

                                                                                                         Nine Months Ended May 31,
                                                        Year Ended August 31,                                 (Unaudited)
                               ---------------------------------------------------------------------     ------------------------

                                 1991           1992           1993           1994           1995           1995         1996
                               ----------     ---------     ---------      ----------     ----------     ----------    ---------

Income Statement
 Data:

  Production revenues.....      $651,859       $507,349       $427,538       $235,411       $247,461       $204,425      $270,332

  Property sales and
    other revenues........      $162,767       $202,247       $228,439       $263,946       $686,025       $667,893      $158,957

  Depreciation,
   depletion and
   amortization...........       $98,503        $95,915       $102,572        $72,108        $78,586        $49,158       $74,513

  Income before
   income taxes and
   cumulative effect
    of accounting change. . .   $160,642        $43,238      $(76,421)      $(203,039)        $18,404      $205,100     $(22,947)

  Net income..............      $160,161        $36,752      $(76,421)      $(341,616)(1)     $15,291      $159,028     $(19,513)

Net income per share......          $.08           $.02         $(.04)          $(.15)(1)        $.01          $.07        $(.01)

Selected Operations
 Data (Unaudited):

     Proved Developed
         Reserves
    Oil (Bbls)............       159,397        133,488        118,715        104,612          95,383        95,383(2)    194,918(2)
    Gas (Mcf).............     2,064,625      1,755,392      1,703,588      1,844,343       1,935,164     1,935,164(2)  1,987,505(2)


  Production
    Oil (Bbls)............        27,339         24,633         20,002         11,107           9,528          7,714       10,465
    Gas (Mcf).............        64,535         58,666         79,832         53,287          68,862         48,383       97,659

    Reserves to
     production
     ratio (years)
         Oil..............           5.8            5.4            5.9            9.4            10.0           12.4         18.6
         Gas..............          32.0           30.0           21.3           34.6            28.1           40.0         20.4

  Average sales price
    Oil ($/Bbl)                   $21.43         $16.86         $16.59         $16.37          $16.52         $16.29       $17.89
    Gas ($/Mcf)...........         $1.22          $1.37          $1.37          $1.32           $1.40          $1.50        $1.06


  Reserve replacement
   costs ($/BOE)..........         $3.10            (3)         $46.52          $5.07          $24.37         $21.06        $2.92

  Net wells completed
   during the period......           .25            .26            .25             .5              .8            .23         .23

-------------------
                                                                   -2-

                                                                               At May 31, 1996
                                     At August 31, 1995                         (Unaudited)
                                     ------------------           --------------------------------------
                                                                     Actual               As Adjusted (2)
                                                                  ----------              --------------
                                       (in thousands)                         (in thousands)

Balance Sheet Data:

  Working capital............          $  173,390                 $  (88,100)                 $______

  Total assets...............          $2,235,220                 $2,319,776                  $______

  Long-term debt.............               -0-                         -0-                       -0-

  Stockholders' equity.......          $1,943,155                 $1,923,642                   $______

--------------------

(1) Includes cumulative effect of change in method of accounting for income taxes. See Note 1 to the Financial Statements included in this Prospectus.

(2) As adjusted to give effect to the estimated net proceeds of this offering to be received by the Company after deducting underwriting and estimated offering expenses, and assuming the sale by the Company of 1,000,000 Units, which does not include the Underwriter's over-allotment option to purchase up to 150,000 Units. See "USE OF PROCEEDS".

(3)  No reserves acquired.


     The Company is incorporated under the laws of Wyoming. The Company's principal executive and administrative offices are located at 777 Overland Trail, Casper, Wyoming 82602, telephone number (307) 237-9330.

The Offering

Securities                 Offered  Units,  each  consisting of one share of the
                           Company's  $.10 par value  common  stock (the "Common
                           Stock") and redeemable Common Stock purchase warrants
                           ("Warrants")  to purchase  one share of Common  Stock
                           for $3.00  per  share  during  the  five-year  period
                           beginning  on  the  date  of  this  Prospectus.   See
                           "DESCRIPTION OF SECURITIES".

Offering price:                                            $____ per Unit

Common Stock outstanding(1):

  Prior to the Offering:                                   2,712,371

  After Offering(1):                                       3,712,371

Warrants Outstanding:                                      1,000,000

  Prior to the Offering:                                      -0-

  After the Offering(2):                                   1,000,000

-----------------

(1) Does not include (i) up to 1,000,000 shares of Common Stock issuable upon exercise of the Warrants offered in this Offering, and (ii) up to 200,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants and the Warrants included in the Underwriter's Units issuable to the Underwriter upon the exercise of the Underwriter's Warrants. See "UNDERWRITING". Also does not include 170,000 shares of Common Stock issuable upon exercise of outstanding stock options held by an employee of the Company.

(2) Does not include (i) up to 150,000 Warrants that may be included in Units issued pursuant to the Underwriter's over-allotment option, and (ii) up to 100,000 Warrants issuable upon exercise of the Underwriter's Warrants.

Redemption Of The   The Warrants are redeemable,  at any time, by the Company at
   Warrants         a price of $.02 per  Warrants  Warrant  at any time prior to their exercise or expiration  upon 30 days' prior written or published  notice,  provided  however,  that the closing bid quotation  for the  Common  Stock  for at least 20 of the 30 consecutive business days ending on the day of the Company's giving  notice  of  redemption  has been at least  $4.00 per share and further provided that the exercise of the Warrants is subject to a current registration statement. The Warrants remain  exercisable  during the 30-day  notice  period.  Any
                    Warrantholder  who does not exercise that holder's  Warrants prior to their expiration or redemption, as the case may be, forfeits  that  holder's  right to  purchase  the  shares of
                    Common Stock underlying the Warrants.  The Warrants included in the Underwriter's Units issuable upon the exercise of the
                    Underwriter's  Warrants  are not  subject  to the  Company's
                    redemption       right.       See       "DESCRIPTION      OF
                    SECURITIES-Warrants-Redemption".

 Use Of Proceeds    Assuming Offering gross proceeds of $1,500,000, net proceeds will be used for the Company's oil and gas activities and to increase working capital. Any funds received from the exercise of the Underwriter's over-allotment option also will be used for these purposes. See "USE OF PROCEEDS" and "BUSINESS AND PROPERTIES".

Risk Factors        The securities offered hereby involve a high degree of risk.
                    See "RISK FACTORS".


NASDAQ              Common Stock: "DBLE"
Symbols             Warrants: "DBLEW"
                    Units: "DBLEU"




                     SUMMARY OIL AND GAS RESERVE INFORMATION

         The following table sets forth summary information with respect to the Company's estimates of its net proved developed oil and gas reserves and discounted present value of the estimated future net revenues from the production and sale of these reserves as of each of August 31, 1995 and May 31, 1996, respectively. For additional information relating to reserves, see "BUSINESS AND PROPERTIES--Production", "--Reserves", the Supplemental Oil And Gas Information included after the Consolidated Financial Statements of the Company included elsewhere in this Prospectus, and "RISK FACTORS--Estimates Of Reserves And Future Net Revenues".


                                                                   Estimated Proved Reserves As Of
                                       ---------------------------------------------------------------------------------------
                                                    August 31, 1995(1)                              May 31, 1996
                                       -----------------------------------------        --------------------------------------

                                          Developed     Undeveloped       Total        Developed     Undeveloped        Total
                                          ---------     -----------       -----        ---------     -----------        -----

Crude Oil (Bbls).....................       95,383          -0-            95,383        194,918          -0-           194,918

Natural Gas (Mcf)....................    1,935,164          -0-         1,935,164      1,987,505          -0-         1,987,505


                                                               -4-




Present Value Of Estimated Future Net
Revenues Before Income Taxes (In
Thousands), Discounted At 10%(2)..........        -           -          $863,312              -            -       $1,836,122


------------------------

(1)   The Company's annual reserve reports are prepared as of August 31, which is the last day of the Company's fiscal year.

(2)   The present value of estimated future net revenues as of each date was calculated using oil and gas prices as of that date.


                                                               -5-

                                  RISK FACTORS

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT IN THE COMPANY, PROSPECTIVE INVESTORS SHOULD GIVE CAREFUL CONSIDERATION TO THE FOLLOWING RISK FACTORS AFFECTING THE BUSINESS OF THE COMPANY AND ITS SECURITIES, TOGETHER WITH OTHER INFORMATION IN THIS PROSPECTUS.

Risks Relating To The Business Of The Company.

     Past Operating Losses. The Company has reported net losses for two of its past five fiscal years and for the nine months ended May 31, 1996. There is no assurance that the Company's operations will be profitable. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS AND PROPERTIES".

     Dependence On Key Personnel. The Company is highly dependent on the services of each of Dr. Richard B. Laudon, the Chairman Of The Board, and Stephen H. Hollis, the President of the Company. The loss of either Dr. Laudon or Mr. Hollis could have a material adverse effect on the Company. See "MANAGEMENT".

     Oil And Gas Prices; Marketability Of Production. The Company's revenues, profitability and liquidity are substantially dependent upon prevailing prices for oil and natural gas. Oil and gas prices can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. There can be no assurance that current price levels can be sustained. Prices also are affected by actions of state and local agencies, the United States and foreign governments, and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of natural gas would have a material adverse effect on the Company's financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond the control of the Company. Sales of oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. The marketability of the Company's production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect the Company's ability to produce and market its oil and natural gas. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and thus represent a significant risk. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

     The Company uses the "successful efforts" method for capitalizing costs of completed oil and gas wells. Pursuant to the successful efforts method, only the costs attributable to successful exploratory wells and the costs of development wells within a producing field are reflected in property and equipment. Producing and non-producing properties are evaluated periodically and, if conditions warrant, an impairment allowance is provided. The impairment allowance is a one-time charge to earnings which does not impact cash flow from operating activities.

     The Company's revenues also depend on its level of success in acquiring or finding additional reserves. Except to the extent that the Company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. There can be no assurance that the Company's planned exploration and development projects will result in significant additional reserves or that the Company will have future success in drilling productive wells at low reserve replacement costs.

     General Risks Of Oil And Gas Operations. The Company competes in the areas of oil and gas exploration, production, development and transportation with other companies, many of which may have substantially larger financial and other resources. The nature of the oil and gas business also involves a variety of risks, including the risks of operating hazards such as fires, explosions, cratering, blow-outs, and encountering formations with abnormal pressures, the occurrence of any of which could result in losses to the Company. The Company maintains insurance against some, but not all, of these risks in amounts that management believes to be reasonable in accordance with customary industry practices. The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on the Company's financial position.

     Government Regulation And Environmental Risks. The production and sale of oil and gas are subject to a variety of federal, state and local government regulations including regulation concerning the prevention of waste, the discharge of materials into the environment, the conservation of oil and natural gas, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters including taxes. Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual capacity to produce. During the past few years there has been a significant amount of discussion by legislators and the presidential administration concerning a variety of energy tax proposals. There can be no certainty that any such measure will be passed or what its effect will be on oil and natural gas prices if it is passed. In addition, many states have raised state taxes on energy sources and additional increases may occur, although there can be no certainty of the effect that increases in state energy taxes would have on oil and natural gas prices. Although the Company believes it is in substantial compliance with applicable environmental and other government laws and regulations, there can be no assurance that significant costs for compliance will not be incurred in the future.

     Equity Ownership By Directors And Officers. Prior to the sale of Common Stock pursuant to this Offering, the Company's current officers and directors as a group, together with their affiliates, owned approximately 41.4 percent of the outstanding Common Stock. Upon consummation of this offering, and assuming they do not purchase any shares in the offering and that the Underwriters do not exercise their over-allotment option, the current officers and directors as a group, together with their affiliates, will own approximately 30.7 percent of the outstanding Common Stock.

     Estimates Of Reserves And Future Net Revenues; No Review By Independent Engineer. This Prospectus contains estimates of the Company's reserves and of future net revenues which were prepared by the Company and have not been reviewed by an independent petroleum engineer. However, these estimates are not exact and are based on many variable and uncertain factors. Estimates of reserves and of future net revenues may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenues, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the estimated amounts. Estimates of reserves also are extremely sensitive to the market prices for oil and gas. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS AND PROPERTIES--Reserves".

     Limited Liquidity For Common Stock. The Company's Common Stock is traded on The Nasdaq SmallCap Market ("NASDAQ"). Average weekly trading volume for the Common Stock as reported by NASDAQ was approximately 6,000 shares for the one year period ended August 31, 1996. There can be no assurance that the average weekly trading volume will increase after the Offering.

Risks Concerning This Offering And The Securities Offered

     No Dividends. The Company has not paid cash dividends with respect to its Common Stock in the past and has no plans to pay cash dividends in the future.

     No Assurance Of Market For Units, Common Stock Or Warrants. There currently is a limited public market for the Common Stock and no public market for the Units or Warrants (the Common Stock, Units and Warrants are referred to collectively as the "Securities"). No assurance can be given that a market will develop for the Units or Warrants. If a trading market is maintained for the Common Stock and develops for the Units and Warrants, the prices may be highly volatile. The Underwriter is not obligated to make a market in any of the Securities upon completion of this Offering, and, even if it makes a market, there is no assurance that it will continue to do so in the future. In addition, if a market is maintained for the Common Stock and develops for the Units and Warrants, and the Securities are not traded on NASDAQ and are sold below certain prices, many brokerage firms may not effect transactions in the Securities, and sales of the Securities may be subject to Securities And Exchange Commission ("SEC") Rule 15g-9. See below, "-Possible Effects Of SEC And NASDAQ Rules On Market For Units, Common Stock And Warrants". Trading in the Securities, if any, will be limited to the NASDAQ or, if the Company does not continue to qualify for listing on the NASDAQ, the electronic bulletin board or the "pink sheets" used by members of the National Association Of Securities Dealers, Inc. ("NASD"). If a market does not develop for the Securities, it may be difficult or impossible for purchasers to resell the Securities. There is no assurance that any of the Securities can ever be sold at the offered price or at any price.

     Possible Effects Of SEC And NASDAQ Rules On Market For Units, Common Stock And Warrants. The Common Stock of the Company currently is listed on NASDAQ and the Company has applied for listing of the Units and Warrants on NASDAQ following the completion of this Offering. After the Units and Warrants initially have been listed for trading on NASDAQ, and with respect to the Common Stock that already is listed, in order to continue to be listed on NASDAQ, the Company must continue to have total assets of at least $2 million, capital and surplus of at least $1 million, and a price per share of at least $1. There is no assurance that the Company will be able to meet the continued requirements for NASDAQ.

     If (i) the Company's securities are no longer eligible for trading on NASDAQ, and (ii) those securities are traded for less than $5 per security, then unless the Company's net tangible assets exceed $2,000,000 or the Company has average revenue of at least $6,000,000 for the last three years, the respective security (a "Low-Priced Security") will be subject to SEC Rule 15g-9 concerning sales of low-priced securities or "penny stock" unless the security is otherwise exempt from Rule 15g-9. Pursuant to Rule 15g-9, prior to concluding a sale, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written representations and agreement concerning the transaction. In addition, Rule 15g-2 generally requires broker-dealers to provide customers for whom they are effecting transactions in a Low-Priced Security, before the transactions, with a standard risk disclosure document describing the customer's right to disclosures of the (i) current bid and ask quotations, if any, (ii) compensation of the broker-dealer and the salesperson in the transaction, and (iii) monthly account statements showing the market value of such stock held in the customer's account. If the Common Stock or Warrants individually trade for more than $5 per security, then these rules will not apply to transactions in the respective security trading for over $5. To the extent that the respective security becomes a Low-Priced Security, these rules will apply and may have a negative effect on the desire of brokers to sell the Company's Securities, may have a negative effect on the brokers' ability to do so, and also may have a negative effect on the ability of purchasers in this Offering to sell the Company's Securities in the secondary market.

     Arbitrary Determination Of Offering Price Of Units And Exercise Price Of Warrants. The price at which the Units are being offered to the public and the price at which the Warrants are exercisable for shares of Common Stock have been determined arbitrarily. The offering price and exercise price were arrived at after negotiations between the Company and the Underwriter and were based upon the Company's and the Underwriter's assessment of the market price for the Common Stock, the history and prospects of the Company, the background of the Company's management, and current conditions in the securities markets. See "UNDERWRITING".

     Registration Or Exemption Required To Exercise Warrants. Holders of Warrants have the right to exercise their Warrants to purchase Common Stock only if a registration statement relating to those shares is then in effect or an exemption from registration is available and only if those shares are qualified for sale, or are deemed to be exempt from qualification, under applicable securities laws of the state of residence of the holder of those shares. The Company intends to have a registration statement in effect at times that the Warrants are eligible for exercise, although there can be no assurance that the Company will be able to do so. However, the Company will not be required to honor the exercise of the Warrants if, in its opinion, the issuance of Common Stock would be unlawful because of the absence of an effective registration statement or for other reasons. If the Company were unable to cause a required registration statement to be effective during a period of time when holders wished to exercise, the market value of the Warrants could be adversely affected.

     Relationship Of Underwriter To Trading; Possible Limitations On Market Making Activities. The Underwriter may act in a brokerage capacity with respect to the purchase or sale of the Securities in the over-the-counter market where each will trade. The Underwriter also has the right to act as the Company's agent in connection with any future solicitation of holders of Warrants to exercise their Warrants. Unless granted an exemption by the SEC from Rule 10b-6 under the Exchange Act (the "Exchange Act"), the Underwriter and any other soliciting broker/dealer will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's Securities during the periods prescribed by exemption (xi) to Rule 10b-6 (nine business days) before the solicitation of the exercise of any Warrant until the later of the termination of such solicitation activity or the termination of any right the Underwriter may have to receive a fee for the solicitation of Warrants. As a result, the Underwriter and soliciting broker/dealer may be unable to continue to make a market for the Company's Securities during certain periods while the Warrants are exercisable. Such a limitation, while in effect, could impair the liquidity and market price of the Company's Securities. See "UNDERWRITING".

     No Assurance Of Market In The Company's Securities. There is no assurance that the Underwriter will participate as a market maker for the Securities should a market for the Units and Warrants develop in addition to the current, though limited, market for the Common Stock. Although it is not currently obligated to do so, if the Underwriter should choose to become a market maker for any of the Securities, the Underwriter would not be under any obligation to continue and it may cease being a market maker at any time.


                                   THE COMPANY

         The Company was organized as a Wyoming corporation in January 1972. The executive offices of the Company are located at 777 Overland Trail, Casper, Wyoming, and its telephone number at that address is (307) 237-9330.


                                 USE OF PROCEEDS

     The net proceeds to the Company from this Offering are estimated to be $_________, ($_________ if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and estimated offering expenses payable by the Company. The Company intends to use approximately $___ million of the proceeds of this Offering, together with its operating cash flow, for its oil and gas activities, primarily development of marketable prospects on the Company's acreage during fiscal 1996 and 1997. The Company also intends to utilize $250,000 of the net proceeds to repay the outstanding balance on its bank line of credit. This line of credit, which is authorized for a maximum of $350,000 of debt, accrues interest at one-half point over the prime rate of interest and is due and payable on December 1, 1996. In addition, subject to management's determination that there are appropriate opportunities, the Company may use the remaining proceeds, together with its operating cash flow and bank line of credit, for one or more of the following in its principal areas of activity, which are not listed in order of priority: (i) additional development drilling, (ii) acquisition of undeveloped acreage, (iii) acquisition of producing properties, and (iv) exploratory drilling. See "MANAGEMENT'S
DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity And Capital Resources"; and "BUSINESS AND PROPERTIES--Principal Areas Of Activity".

     The estimated amounts and uses set forth above indicate the Company's intentions for use of the net proceeds from the Offering. The Company may reallocate the proceeds or utilize the proceeds for other oil and gas opportunities the Company deems to be in its best interests, due to an unforeseen change in circumstances concerning matters such as economic conditions, availability of debt financing or the existence of a property acquisition or development opportunity.

         The net proceeds of this Offering will be placed temporarily in certificates of deposit, short-term obligations of the United States government, or other money-market instruments that are rated investment grade or its equivalent until used for the purposes described above.


                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of May 31, 1996, and as adjusted to reflect the issuance and sale of 1,000,000 Units offered hereby.


                                                                               May 31, 1996
                                                                    ------------------------------------
                                                                       Actual (1)         As Adjusted (2)
                                                                    ------------          --------------

                                                                               (in thousands)

Long-term debt ..........................................           $       -0-              $   -0-

Stockholders' equity:

  Common stock, $.10 par value:  10,000,000 shares
   authorized, 2,712,371 outstanding (3,712,371,                    $  271,237               $ ......
   as adjusted)(1)(2)....................................

  Additional paid-in capital ............................           $  886,254               $ ......

  Retained earnings .....................................           $  766,151               $ ......
                                                                    ----------

            Total stockholders' equity ..................           $1,923,642               $ ......

             Total capitalization .......................           $1,923,642               $ ......

--------------------

(1) Does not include 170,000 shares issuable upon exercise of outstanding options.

(2) Assumes no exercise of the Warrants included in the Units or of the Underwriters' over-allotment option covering an additional 150,000 Units and proceeds net of underwriting discounts and estimated offering expenses. See "UNDERWRITING".

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded in the over-the-counter market and listed on NASDAQ under the symbol "DBLE". The range of high and low bid prices for each quarterly period during the two most recent fiscal years ended August 31, 1995 and 1996, as reported by NASDAQ is as follows:


                                              High                    Low
                                              ----                    ---
Fiscal 1995

     First Quarter                             $.62                   $.50

     Second Quarter                             .75                    .62

     Third Quarter                              .75                    .50

     Fourth Quarter                            1.37                    .50

Fiscal 1996

     First Quarter                             1.62                    .87

     Second Quarter                            1.50                    .87

     Third Quarter                             1.75                   1.00

     Fourth Quarter                            1.62                   1.12

     The quotations set forth above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions. On October 9, 1996 the high bid price for the Common Stock as reported by NASDAQ was $1.25 per share and the low bid asked price was $1.4375.

Number Of Shareholders Of Record

     On October 1, 1996, the number of shareholders of record was 2,055.

Transfer Agent

     The Transfer Agent for the Common Stock and Warrants is American Securities Transfer & Trust Co., Inc.


                                 DIVIDEND POLICY

     The Company has not paid any cash dividends since its inception. The Company anticipates that all earnings will be retained for the development of its business and that no cash dividends on its Common Stock will be paid in the foreseeable future.


                             SELECTED FINANCIAL DATA

     The selected financial data presented below for each of the years in the five-year period ended August 31, 1995 are derived from the financial statements of the Company, which financial statements have been audited by the Company's independent auditors. The selected financial data presented for the nine-month periods ended May 31, 1996 and May 31, 1995 are derived from the unaudited financial statements of the Company included elsewhere in this Prospectus, which, in the opinion of management, include all normal and recurring adjustments necessary for a fair presentation of information. Production data for all periods are unaudited. This information should be read in conjunction with the Financial Statements and Notes thereto and "MANAGEMENT'S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Prospectus. The selected data provided below are not necessarily indicative of the future results of operations or financial performance of the Company.

                                                                                                           Nine Months Ended May 31,
                                                                 Years Ended August 31,                          (Unaudited)
                                        ----------------------------------------------------------------   -------------------------
                                          1991          1992          1993          1994         1995         1995         1996
                                        ---------     ---------     ---------     ---------    ---------    ---------    ---------
                                                                            (in thousands except per share amounts)
Income Statement Data

 Revenues:

   Oil and gas production ............   $651,859      $507,349      $427,538      $235,411     $247,461     $204,425     $270,332

   Sales of nonproducing properties ..    111,549       161,634        81,000        78,244      634,979      634,969      130,000

   Sale of wells .....................        ---           ---        13,750       136,495          ---          ---          ---

   Interest income....................     20,847        10,635         1,966         6,621       18,122       13,597        3,976

   Other, primarily zeolite royalties      30,371        29,978        34,126        30,000       32,924       32,924       28,957

   Gain on sale of investments.......         ---           ---        97,597        12,586          ---           ---          ---
                                        ---------      --------     ---------      ---------   ---------    ----------    ---------


         Total revenues..............    $814,626      $709,596      $655,977      $499,357     $933,486     $885,915     $433,265


 Expenses:

   Production costs..................    $103,238      $ 94,361      $107,038      $ 51,600     $ 45,009     $ 29,777     $ 52,040

   Production taxes..................      93,562        60,871        51,569        18,667       29,679       13,858       23,981

   Cost of nonproducing
    properties sold ................        5,349        26,243        38,143        10,540      228,992      228,992       14,439

   Cost of wells sold...............          ---           ---        17,125        69,736          ---          ---          ---

   Exploration......................      152,703       180,616       193,345       264,798      304,795      190,621       93,127

   Depreciation, depletion and
    amortization....................       98,503        95,915       102,572        72,108       78,586       49,158       74,513

   General and
    administrative .................      200,629       208,352       222,606       214,947      228,021      168,409      191,248
                                       ----------     ---------      ---------    ---------     --------     --------    ---------

         Total expenses.............     $653,984      $666,358      $732,398      $702,396     $915,082     $680,815     $456,212

 Income (loss) before income taxes
  and cumulative effect of change
  in method of accounting ..........     $160,642      $ 43,238      $(76,421)    $(203,039)    $  18,404    $205,100     $(22,947)

 Provision for (benefit from)
  income taxes......................       45,419         6,486           ---       (30,011)        3,113      46,072       (3,434)
                                        ---------     ---------     ---------    ----------     ---------   ---------    ---------

 Income (loss) before cumulative
  effect of change in method of
  accounting ......................      115,223         36,752       (76,421)     (173,028)       15,291     159,028      (19,513)

 Cumulative effect of change in
  method of accounting for
  income taxes.....................          ---            ---           ---      (168,588)          ---         ---          ---
                                        ---------     ---------     ---------    ----------     ---------   ---------   ----------

Net income (loss) .................      $160,161      $ 36,752      $(76,421)    $(341,616)     $ 15,291   $159,028      $(19,513)
                                        =========     =========     =========     =========     =========   ========      ========
Income (loss) per common and
common equivalent share:                 $    .08      $    .02      $   (.04)    $    (.15)     $    .01   $    .07      $   (.01)

   Before cumulative effect of
    accounting change..............           .08           .02          (.04)         (.08)          .01        ---           ---


                                                               -12-



   Cumulative effect of accounting
    change.........................           ---           ---           ---           (.07)         ---         ---          ---
                                        ---------    ----------     ---------      ---------    ---------   ---------    ---------

   After cumulative effect of
    accounting change..............      $     .08    $     .02      $   (.04)     $    (.15)    $     .01  $     .07   $     (.01)

Common Stock and Common Stock
  equivalent shares outstanding....      2,005,925    2,032,109      2,047,073     2,317,166     2,450,590  2,363,653    2,712,371


                                                                      At August 31,                               At May 31,
                                       ----------------------------------------------------------------   -------------------------
                                          1991          1992          1993          1994         1995         1995         1996
                                        ---------     ---------     ---------     ---------    ---------    ---------    ---------
Selected Balance Sheet Data

 Working capital...................    $  152,647     $   72,334    $  144,499    $   60,494   $  173,390   $  425,720   $  (88,100)

 Total assets......................    $2,150,865     $2,265,005    $2,004,968    $2,030,406   $2,235,220   $2,347,120   $2,319,776

 Long-term debt ...................    $      ---     $      ---    $      ---    $      ---   $      ---   $      ---   $      ---

 Stockholders' equity..............    $1,917,391     $1,970,680    $1,928,229    $1,796,613   $1,943,155   $2,086,891   $1,923,642

--------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Liquidity And Capital Resources
-------------------------------

     During the nine months ended May 31, 1996, the Company's operations resulted in negative working capital. The $261,500 decrease was due to the Company's incurring a major workover on one of its producing properties in the quarter ended May 31, 1996 and purchasing a producing property in the previous quarter. These transactions were initially paid for with borrowed funds with a majority of the debt being repaid in the quarter ended May 31, 1996 and the previous quarter.

     Management believes that the Company's liquidity is sufficient to meet future cash needs for operations; however, without obtaining additional capital from this Offering or from other sources (for which other sources it currently has no plans), the Company will not be able to pursue the same number of oil and gas projects on the same basis as it would like. It is not anticipated that future material sales of oil and gas properties will be made solely to raise working capital.

     The Company's revenues and profitability are substantially dependent on the prevailing prices for oil and natural gas. The volatility of oil and gas prices, particularly in the western United States where the Company's properties are located, could have a material adverse effect on the Company's liquidity and operations. See "RISK FACTORS--Risks Relating To The Business Of The Company--Oil And Gas Prices; Marketability Of Production".

                              Results Of Operations


Nine Months Ended May 31, 1996 Compared To Nine Months Ended May 31, 1995
-------------------------------------------------------------------------

     The Company experienced a net loss for the nine months ended May 31, 1996 of $(19,153) compared to net income for the prior year period of $159,028. The change is due mainly to the sale of several of the Company's nonproducing properties in the first quarter of the prior year, yielding a profit of $363,600, compared to the sale of nonproducing properties in the nine months ended May 31, 1996 yielding a profit of $115,600.

     Revenue from oil and gas sales increased by approximately $65,900 in the nine-month period ended May 31, 1996 compared to the same period of 1995. This increase can be attributed to a workover performed on one of its producing properties and added production from the purchase of producing properties in the first quarter of the current year.

     Production costs and taxes increased by approximately $32,400 due to the increase in oil and gas sales revenue.

     Exploration costs decreased considerably during the nine months ended May 31, 1996 when compared to the same period of 1995. The $97,500 decrease mainly is attributable to fewer of the Company's nonproducing leases being abandoned and fewer rental payments being made due to the abandonments in the prior year period.

     Overall costs and expenses decreased by approximately $231,500 during the nine months ended May 31, 1996 when compared to the prior year period, due mainly to a decrease in the cost of properties sold.

     Interest income decreased by approximately $9,600 due to a decrease in funds being available for investments as they were used to purchase producing properties in the current year.

Three Months Ended May 31, 1996 Compared To Three Months Ended February 29, 1996
--------------------------------------------------------------------------------

     Revenues from oil and gas sales increased by approximately $52,200, or 68 percent, compared to the previous quarter. Oil and gas revenues for the quarter ended May 31, 1996 were $128,600 and were $76,400 for the quarter ended February 29, 1996. This increase was due mainly to the previously described workover on one of the Company's producing properties.

     Production costs, including taxes, decreased by approximately $12,600 during the quarter ended May 31, 1996 when compared to the previous quarter. The decrease can be attributed to ad valorem taxes being paid in the previous quarter.

     Exploration costs increased during the three months ended May 31, 1996 when compared to the previous quarter by $25,900. This increase is attributed to higher valued nonproducing leases expiring in the quarter ended May 31, 1996 than in the previous quarter.

     General and administrative costs decreased by approximately $15,700 during the three months ended May 31, 1996 compared to the quarter ended February 29, 1996. This decrease was due to the cost attributable to the Company's annual meeting in the previous quarter.

     Interest income during the nine months ended May 31, 1996 remained fairly stable compared to the previous quarter.

     Depreciation and depletion expense decreased by approximately $10,800 during the three months ended May 31, 1996 compared to the previous quarter. This decrease can be attributed to a revised estimate of reserves from a producing property following a workover in the quarter ended May 31, 1996. This resulted in a decrease in the depletion ratio used to calculate depletion on the property.

     Operations in the quarter ended May 31, 1996 resulted in a $1,398 net loss compared to net income of $34,360 for the previous quarter. The aforementioned sale of nonproducing properties during the prior quarter is the primary cause for the change.

Three Months Ended May 31, 1996 Compared To Three Months Ended May 31, 1995.
----------------------------------------------------------------------------

     Oil and gas revenues increased by $32,500, or 16 percent, during the quarter ended May 31, 1996, compared to the same quarter in 1995 due to better prices and production from newly acquired producing properties.

     Sales of and cost of sales of oil and gas properties decreased drastically during the quarter ended May 31, 1996 when compared to the quarter ended May 31, 1995 the due to the sale of a nonproducing property in the prior year quarter and no such sales in the quarter ended May 31, 1996.

     Production costs, including production taxes, increased by $12,100 during the quarter ended May 31, 1996 compared to the same quarter of 1995. This increase coincides with the increase in revenue and the increase in operating expenses for repairs to one of the Company's producing properties in the quarter ended May 31, 1996.

     Exploration costs decreased by $23,900 during the three months ended May 31, 1996 when compared to the corresponding quarter in 1995. This decrease is mainly attributed to the abandonment of nonproducing leases during the corresponding quarter.

     General and administrative expenses and depreciation and depletion remained relatively stable between the two quarters.

     The decrease in net income (loss) of $25,100 can be attributed to the previously described sale of a nonproducing property in the corresponding quarter.

Year Ended August 31, 1995 Compared To August 31, 1994.
-------------------------------------------------------

     Revenues from sales of oil and gas were up slightly in during the year ended August 31, 1995 as compared with during the year ended August 31, 1994. The decrease in price per Mcf of gas was partly offset with an increase in the production of gas. Production of gas increased as a result of the Company's acquisition of an additional working interest in producing properties in the Whiskey Butte Field in during the year ended August 31, 1995 and the acquisition of an overriding royalty interest in the Farson Road Unit near the end of during the year ended August 31, 1994. Sales and production of oil decreased as a result of the Company selling its older producing properties in the Buck Creek Field in fiscal 1994.

     Sales and gains on sales of non-producing properties increased significantly when compared to the previous year. Gains on sales of nonproducing properties totaled $406,000 for fiscal 1995 compared to $67,700 for the previous year. The Company sold a block of Wyoming leases during the first quarter at a substantial gain.

     There were no sales of producing properties during the year ended August 31, 1995.

     Interest income increased approximately $11,500 in fiscal 1995 compared to fiscal 1994, due to increased interest rates and the improved cash position as a result of the aforementioned nonproducing properties transaction.

     Total production costs decreased slightly during the year ended August 31, 1995 as a result of the sale of the properties in the Buck Creek Field in fiscal 1994. Production taxes increased by $11,000 as a result of the increased oil and gas revenue and additional taxes attributable to working interests during the current year.

     Exploration expenses increased by $40,000 in the year ended August 31, 1995. This is primarily attributable to the expiration of $129,000 of nonproducing leases in North Dakota. Dry hole costs of $55,000 incurred during fiscal 1995 were comparable to the $58,000 abandonment of a property in the prior year. Lease rental costs during the year ended August 31, 1995 increased as a result of higher rental requirements for some of the Company's newer properties. Also, geological expenses increased as the Company is aggressively evaluating the production capabilities of its properties.

     General and administrative expenses remained relatively stable during the two years.

     Depreciation and depletion increased by $6,500 in during the year ended August 31, 1995 compared to during the year ended August 31, 1994. This increase is a result of increased production and the acquisition of the additional working interest in the Whiskey Butte Field discussed earlier.

     The deferred income tax benefit of $30,000 of the previous year was replaced with a deferred tax expense of $3,000 during 1995 as a result of the adoption of SFAS No. 109 in the previous year.

     The above-mentioned events and factors led to the Company's net income of $15,000 during the year ended August 31, 1995 compared to a net loss of $340,000 in the prior year.


                             BUSINESS AND PROPERTIES

Overview

     The Company was formed on January 13, 1972. The Company explores for, develops, produces and sells crude oil and natural gas. The Company concentrates its activities in areas in which it has accumulated detailed geologic knowledge and developed significant management experience. Current areas of exploration and development focus for the Company include the Moxa Arch in southwestern Wyoming, the Powder River Basin in northeastern Wyoming, the Washakie Basin in south central Wyoming, the Wind River Basin in central Wyoming, and the Christmas Meadows area in northeastern Utah. The Company owns interests in a total of 124 producing wells, with oil constituting approximately 50 percent and natural gas constituting approximately 50 percent of its current production (assuming 10 Mcf of gas production equals one barrel of oil production).

     The Company also has undeveloped acreage in other basins and is evaluating the possibility of additional activity in other areas. See "--Principal Areas Of Oil And Gas Activity".

Forward-Looking Statements

     The Company's intentions and expectations described in this Prospectus with respect to possible exploration and other testing activities concerning properties in which it holds interests may be deemed to be forward-looking statements. These statements are made based on management's current assessment of the exploratory merits of the particular property in light of the geological information available at the time and based on the Company's relative interest in the property and its estimate of its share of the exploration cost. Subsequently obtained information concerning the merits of any property as well as changes in estimated exploration costs and ownership interest may result in revisions to management's expectations and intentions and thus the Company may delete one or more of these intended exploration activities. Further, circumstances beyond the Company's control may cause such prospects to be eliminated from further consideration as exploration prospects. See above, "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS".

Business Strategy

     The Company's strategy is to increase its cash flow and oil and gas reserves by developing and marketing oil and gas prospects. Upon marketing a prospect to another entity, the Company will attempt to receive a promoted or carried interest in the initial well for the prospect. The Company will then participate proportionately in the drilling of any development wells on the prospect. In prior years, the Company has undertaken to assemble a large acreage position and sell it to others while retaining a royalty position. By attempting to direct its focus to generation of geologic prospects with a promoted interest at the exploratory phase and a participating interest at the development stage, the Company will be utilizing more resources for drilling rather than for lease acquisition. In this manner, the Company believes that in a shorter time period it will be exposed to a greater number of opportunities to increase reserves and cash flow.

     The Company intends to develop several prospects each year with a view to taking advantage of advances in seismic and drilling technologies. Of these prospects, between five and ten each year will be intended as unusually high potential, higher risk prospects. As indicated above, the Company intends to market its prospects on a basis that will allow the Company to receive a promoted or carried interest and thereby control its risk on the initial well on each of these prospects.

Principal Areas Of Oil And Gas Activity

Moxa Arch

     During the past two years, the Company has participated in the drilling and completion of 53 successful natural gas wells on the Moxa Arch in the Whiskey Buttes and South Swan Fields of the Green River Basin in southwestern Wyoming. The Company's working interests in these wells and other acreage on the Moxa Arch range from 0.3 percent to 3.5 percent and cover approximately 30,000 gross acres. In addition to the 53 wells drilled during the past two years, the Company has working interests in 47 producing gas wells and a three percent overriding royalty interest in another producing well, all of which are located on the Moxa Arch. In addition, the Company intends to participate in the drilling of five to ten additional development wells in 1997 at an estimated average cost to the Company of approximately $7,500 per well. Production from the Company's wells on the Moxa Arch is from the Frontier at a depth of approximately 10,000 feet.

Powder River Basin

     Rabourn Well. The Rabourn Well, in which the Company has a 100 percent working interest, is located on a 400-acre lease in the Powder River Basin in Campbell County, Wyoming. The Company drilled this well in 1981 and it had been producing at a steady rate of 15 barrels of oil per day for a number of years prior to April 1996, when the Company fracture stimulated the well. This resulted in increased production which as of August 31, 1996 had sustained a rate of approximately 55 barrels of oil per day. The Rabourn well produces from the Muddy Sandstone formation at a depth of approximately 6,600 feet.

     Jepson Holler Draw Unit. Double Eagle owns a 0.058 percent working interest in the Jepson Holler Draw Unit, Johnson County, Wyoming. Ensign Oil & Gas Company is starting to waterflood the unit to improve oil recovery. Currently, there are 18 producing wells, 34 water injector wells and two water supply wells. Ensign plans to drill 26 additional development wells and seven water injector wells during 1997. The Company estimates its cost to participate in this project at approximately $7,700. The field produces oil from the Cretaceous Shannon Sandstone.

Washakie Basin

     James Creek Area. The Company owns a 25 percent working interest in 10,383 gross acres in the James Creek area approximately 30 miles South of Rock Springs, Wyoming. In August 1995, the Company participated in a successful recompletion that resulted in a well producing 300 Mcf of gas per day from the Frontier at approximately 4,405 feet. An offset location targeting the Frontier at approximately 4,500 feet has been identified, and the Company and its partners intend to drill this well during the fall of 1997 at an estimated net cost to the Company of $83,000 to drill and complete.

     Red Creek. In November 1994, the Company sold a 100 percent working interest in approximately 10,650 acres in Sweetwater and Carbon Counties, Wyoming to Conoco, with the Company retaining a five percent overriding royalty interest. In 1995, Conoco drilled an 11,244 foot Mesaverde test, which initially flowed commercial quantities of natural gas. Conoco then fractured the well, and this resulted in decreasing the production significantly and adding water production in quantities substantial enough to render the well uneconomic. Conoco has announced its intention to undertake additional drilling of wells on this acreage during the remainder of 1996 and during 1997.

     Rock Island Unit. In February 1996, the Company sold a 100 percent working interest in a 688-acre lease in the Rock Island Unit located in the Washakie Basin to Yates Petroleum, with the Company retaining a five percent overriding royalty covering the interests sold to Yates. An exploratory unit has been formed among Yates, the Company and owners of other adjacent acreage. Yates has announced its intention to drill a 16,000 foot Frontier test on this acreage in late 1996.

     Marianne Field. The Company purchased additional working interests in the five wells in which the Company previously had interests in the Marianne Field, Sweetwater County, Wyoming in August 1996. Current net production from the five wells is net 50 Mcf per day to the Company. A compressor unit will be added in the fall of 1996 to attempt to increase production. The Company's working interest varies from 2.9 percent to 15.8 percent in the five wells.


Wind River Basin

     Madden Anticline. The Company owns interests in approximately 2,329 gross and 448 net acres on the Madden Anticline, Fremont County, Wyoming. These interests consist of working interests in 17 producing wells varying from .1 to seven percent, at depths ranging from approximately 16,000 feet to 18,000 feet. As of August 31, 1996, the Company's aggregate daily production from these wells was 300 Mcf. In general, the Madden Anticline produces over 100 million cubic feet of gas per day from seven formations in two fields, Long Butte Field and Madden Field, at depths which vary from 3,000 feet to 25,000 feet.

     In October 1996, the Company plans to drill a test on an undeveloped 480-acre lease in which the Company currently owns a 50 percent interest on the Madden Anticline at an estimated net cost to the Company of $40,000. Existing gas wells are producing on both sides of this lease. There currently is significant drilling activity on Madden Anticline and the Company plans to be involved in several development wells in this area in the future.

     South Sand Draw. The Company has a 100 percent working interest in 735 acres in the South Sand Draw area of Fremont County, Wyoming. The Company believes that because of the stratigraphically and structurally complex nature of this prospect, 3-D seismic should be undertaken prior to designating drilling locations and target zones. In July 1996, the Company spent $110 an acre to acquire leases covering approximately 69 net acres based on its preliminary analysis of this prospect.

Adjacent acreage owned by other entities includes existing oil production from the Phosphoria and Tensleep formations and existing gas production from the Frontier formation. The Company is seeking partners for the 3-D seismic work, exploration and development of its South Sand Draw acreage in an attempt to commence its initial test well during 1997. The Company intends to attempt to retain a carried interest in this acreage.

     Graham No. 2 Well. The Company owns a 75 percent working interest in the Graham No. 2 Well, which is located on a 363-acre lease in Natrona County, Wyoming. The Company originally drilled this well in 1981, and it was producing approximately 1.1 Mmcf of gas per day and 25 barrels of condensate at that time. The initial zones were depleted and the well was shut-in in 1992. The Company has identified seven prospective zones, and if it is able to obtain an additional partner, will attempt to recomplete this well to a new zone in the same formation. By obtaining an additional partner, the Company believes that it can undertake the recompletion without additional out-of-pocket cost to the Company, although the Company's interest in the well would be reduced.

     Cooper Reservoir. The Company owns a 20 percent working interest in 840 gross acres in Cooper Reservoir Field in Natrona County, Wyoming. Intoil, Inc. has staked a location to drill a well offsetting the Company's acreage; however there is no assurance that the well will be drilled. The Company is marketing this prospect to prospective partners and, based on discussions with the owner of the remaining interests, anticipates that its initial test well will be drilled during the summer of 1997 to the Fort Union formation at approximately 4,500 feet. The net cost to the Company for this well is estimated to be approximately $80,000.

Utah

     Christmas Meadows. The Company owns a 25 percent working interest in approximately 23,000 acres in the Table Top Unit, Summit County, Utah. Seismic work has been undertaken and drilling permits received for an initial test well. However, approximately 400 acres within the Table Top Unit, which are adjacent to the drillsite for the initial test well, have not been made available for leasing by the federal government. The Company and its industry partners believe that it would be imprudent to drill the test well until the adjacent lands are leased. Because the adjacent federal lands have not been made available for leasing, the Company and its industry partners requested that their current federal leases be suspended so that they would not expire prior to the federal government's making the adjacent unleased lands available for leasing. This request was denied by the Bureau Of Land Management and the Company and its industry partners currently are in the process of appealing this decision. Because of these complications, drilling of the test well has been delayed until at least the summer of 1997. In the event that the Company and its industry partners are not successful in their appeal of the suspension of the leases, the leases will expire according to their terms. The leases directly controlled by the Company within the Table Top Unit will expire in approximately four years, while the leases held by certain of the Company's industry partners will expire prior to the summer of 1997. As a result of the unsettled nature of these issues, there can be no assurance that the Company will be able to market and drill this prospect in the near future. The Company estimates that its net cost to participate in the test well will be approximately $325,000, although the Company is attempting to bring in an additional partner to reduce the Company's working interest and share of costs.


Zeolite Mining Activities

     The Company has owned since 1972 placer mining claims covering 320 acres of land in Lander County, Nevada and 640 acres of land in Owyhee County, Idaho, which because of natural outcrops and because of other sampling and analysis are believed to overlie significant deposits of clinoptilolite, which is one of 34 naturally occurring zeolites. Although the existence of these deposits has been indicated for some time, no commercially significant mining operations have been conducted on the Company's property because significant markets for zeolites have not yet developed. Zeolites currently are utilized commercislly for small consumption items such as cat litter, deodorant and aquarium filler material, but the amount of consumption from these markets has not justified large scale production to date. Continuing efforts are being made by other entities to develop more extensive markets for the use of zeolites, particularly with respect to agricultural uses, such as feed supplement, soil amendment, agriculture deodorant and pesticide carriers. For accounting purposes on the Company's financial statements, these properties are carried at a total of $385.

     In September 1996, the Company entered into a mining lease pursuant to which Mr. Hayden Rader leased the Company's zeolite placer mining claims. This mining lease and a previous agreement with the lessee provide for the lessee to pay a production royalty of $8 per ton for each ton of minerals mined and removed from the properties subject to the lease. (The Company will receive $7 of this $8 per ton royalty, and a third party will receive $1 of this amount.) The lease may be terminated by the lessee with respect to all or a portion of the properties at any time without any further obligation. During the term of the lease, the lessee will undertake any assessment work and pay any maintenance fees necessary to maintain the claims in good standing. The lessee paid to the Company $10,000 as an option fee and an additional $15,000 as the option exercise price upon entering into the mining lease. To the extent that the lease is still in effect, the lessee shall be required to pay a lease bonus of $50,000 in September 1997 and annual advance royalties of $100,000 beginning in September 1998. These advance royalties will be credited against the amount of the royalty otherwise payable in the case of any production.

     The lessee currently is attempting to develop markets for sale of zeolite from these properties. There is no assurance that any such markets can be developed or that any such sales will occur.

Production

     The table below sets forth oil and gas production from the Company's net interests in producing properties for each of its last three fiscal years.


                                                       Oil And Gas Production
                                              ----------------------------------------
                                                                               Nine
                                                                              Months
                                                   Year Ended                  Ended
                                                    August 31,                 May 31,
                                              -----------------------         --------
                                                1994           1995             1996
                                              --------        -------         --------

Quantities
  Oil (Bbls).........................          11,107           9,528           10,465
  Gas (Mcf)..........................          53,287          68,862           97,659



Average Sales Price
  Oil ($/Bbls).......................          $16.37          $16.52           $17.89
  Gas ($/Mcf)........................           $1.32           $1.40            $1.06


Average Production Cost
 ($/BOE)*............................           $3.14           $2.74            $2.57

--------------------

*  Does not include ad valorem and production taxes.

Productive Wells

     The  following  table  categorizes  certain   information   concerning  the
productive wells in which the Company owned an interest as of August 31, 1996.


                                                               Productive Wells
                                            -------------------------------------------------------
                                                     Oil                               Gas
                                            ----------------------            ---------------------
                                             Gross           Net              Gross             Net

Wyoming                                       ----            ----            102.00            0.45
  Moxa Arch............................

  Powder River Basin...................      26.00            1.03              ----            ----

  Washakie Basin.......................       ----            ----             24.00            1.3

  Wind River Basin.....................       ----            ----             15.00            1.03

Other Productive Wells.................      17.00            0.73              ----            ----

         Total                               43.00            1.76            141.00            2.84


Drilling, Acquisitions And Reserve Replacement Costs

     During the three years ended August 31, 1995, the Company added proved reserves from acquisitions, extensions, discoveries and reserve revisions of approximately 96,564 BOE. Capital expenditures during this period were approximately $491,360, resulting in an average annual reserve replacement cost of approximately $5.09 per BOE over that three year period.

     The Company drilled or participated in the drilling of wells as set forth in the following table for the periods indicated. In certain of the wells in which the Company participates, the Company has an overriding royalty interest and no working interest.

                                                       Wells Drilled
                          ---------------------------------------------------------------------
                                                                             Nine Months Ended
                                     Year Ended August 31,                          May 31,
                          -----------------------------------------         -------------------
                                1994                    1995                        1996
                          -----------------      ------------------         -------------------

                          Gross         Net       Gross         Net         Gross           Net
                          -----         ---       -----         ---         -----           ---

Exploratory
  Oil................       0            0           0           0            0              0
  Gas................       0            0           0           0            0              0
  Dry Holes..........       0            0           3          .3            1           .125
                            -            -           -          --            -           ----
          Subtotal...       0            0           3          .3            1           .125
                            -            -           -          --            -           ----

Development
  Oil................       0            0           0           0            0              0
  Gas................      28           .5          12          .3            7           .029
  Dry Holes..........       0            0           2          .2            0              0
                            -            -           -          --            -              -
          Subtotal...      28           .5          14          .5            7           .029
                           --           --          --          --            -           ----

              Totals:      28           .5          17          .8           16           .154
                           ==           ==          ==          ==           ==           ====

     In  addition,   the  Company  was   participating  in  2  gross  (.05  net)
[development/exploratory] wells which were either in the process of being drilled or completed at August 31, 1996. All the Company's drilling activities are conducted on a contract basis with independent drilling contractors.

Reserves

     The following reserve related information for the years ended August 31, 1994, 1995, and 1996 is based on estimates prepared by the Company. The Company's reserve estimates are developed using geological and engineering data and interests and burdens information developed by the Company. Reserve estimates are inherently imprecise and are continually subject to revisions based on production history, results of additional exploration and development, price of oil and gas and other factors. See "RISK FACTORS--Estimates Of Reserves And Future Net Revenues; No Review By Independent Engineer". The notes following the table should be read in connection with the reserve estimates.

                                                                         Estimated Proved Reserves (1)(2)
                                                                   ----------------------------------------------

                                                                          At August 31,                 May 31,
                                                                   ----------------------------         --------
                                                                     1994               1995              1996
                                                                   ---------          ---------         ---------

Proved Developed Oil Reserves (Bbls)........................         104,612             95,383           194,918

Proved Undeveloped Oil Reserves (Bbls)......................             ---                ---               ---

     Total Proved Oil Reserves (Bbls).......................         104,612             95,383           194,918

Proved Developed Gas Reserves (Mcf).........................       1,844,343          1,935,164         1,987,505

Proved Undeveloped Gas Reserves (Mcf).......................             ---                ---               ---

     Total Proved Gas Reserves (Mcf)........................       1,844,343          1,935,164         1,987,505

Total Proved Crude Oil Equivalents (BOE)....................         289,046            288,899           393,669

Present Value Of Estimated Future Net Revenues before
income taxes (in thousands), discounted
 at 10%.....................................................      $1,243,115           $863,312        $1,836,122

--------------------

(1) The Company's annual reserve reports are prepared as of August 31, which is the last day of the Company's fiscal year.

(2) The present value of estimated future net revenues as of each date shown was calculated using oil and gas prices as of that date.

     Reference should be made to Note 11, Oil And Gas Producing Activities, on page F-13 following the Financial Statements included in this Prospectus for additional information pertaining to the Company's proved oil and gas reserves as of the end of each of the last three fiscal years.

Acreage

     The following tables set forth the gross and net acres of developed and undeveloped oil and gas leases in which the Company had working interests and royalty interests as of August 31, 1996. The category of "Undeveloped Acreage" in the tables includes leasehold interests that already may have been classified as containing proved undeveloped reserves.

                                              WORKING INTERESTS

                                               Developed                  Undeveloped
                                               Acreage (1)                 Acreage (2)                 Total
                                          ---------------------       -------------------        -------------------
State Of Location (Area)                    Gross          Net         Gross         Net         Gross          Net
                                           ------         ----        ------       ------        ------        -----
Wyoming:

  Moxa Arch.........................       15,520           63         8,807        8,807        24,327        8,870

  Powder River Basin................       15,020          408         6,524        2,796        21,544        3,204

  Washakie Basin....................        2,400          617        47,168       28,772        49,568       29,389

  Wind River Basin..................       14,499          525         6,676        5,956        21,175        6,481

Utah:

  Christmas Meadows.................            0            0        23,577        1,363        23,577        1,363

Other...............................          666           17        13,951       12,337        14,617       12,354

    Total...........................       48,105        1,630       106,703       60,031       154,808       61,661

-----------------------

                                         ROYALTY INTERESTS

                                               Developed                  Undeveloped
                                               Acreage (1)                 Acreage (2)                 Total
                                           -------------------        -------------------        -------------------

State Of Location (Area)                    Gross          Net         Gross          Net        Gross          Net
                                           ------        -----        ------        -----        ------        -----

Wyoming:

  Moxa Arch.........................        1,320           20         2,830          103         4,150          123

  Powder River Basin................        1,480            3         2,360          102         3,840          105

  Washakie Basin....................        1,973            5        13,903          562        15,876          567

  Wind River Basin..................        8,960          280             0            0         8,960          280

Other...............................        1,826           86         5,880          272         7,706          358

     Total..........................       15,559          394        24,973        1,039        40,532        1,433


(1) Developed acreage is acreage assigned to producing wells for the spacing unit of the producing formation. Developed acreage in certain of the Company's properties that include multiple formations with different well spacing requirements may be considered undeveloped for certain formations, but have only been included as developed acreage in the presentation above.

(2) Undeveloped acreage is lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

     Substantially all of the leases summarized in the preceding table will expire at the end of their respective primary terms unless the existing leases are renewed or production has been obtained from the acreage subject to the lease prior to that date, in which event the lease will remain in effect until the cessation of production. The following table sets forth the gross and net acres subject to leases summarized in the preceding table that will expire during the periods indicated:

                                                        Acres Expiring
                                                    -----------------------
                                                     Gross             Net
                                                    -------          ------
Twelve Months Ending:

December 31, 1996............................        1,933            1,683

December 31, 1997............................        4,061            2,465

December 31, 1998............................        2,875            1,915

December 31, 1999 and later..................       60,406           44,416


                                   MANAGEMENT

Directors And Executive Officers

     The directors and executive officers of the Company are as follows:

Name                          Age             Positions
----                          ---             ---------

Richard B. Laudon              61             Chairman Of The Board; Treasurer;
                                              and Director

Stephen H. Hollis              46             President; and Director

Carol A. Osborne               44             Secretary

Tom R. Creager                 37             Director

John R. Kerns                  65             Director

William N. Heiss               44             Director



     Dr. Richard B. Laudon has served as the Chairman Of The Board and Treasurer of the Company since January 1972. In addition Dr. Laudon has served as a Vice-President of the Company since January 1996. From 1972 until January 1994, Dr. Laudon served as the President of the Company. Dr. Laudon held various geological positions with Esso Corporation from 1959 to 1969. He was employed as a senior geologist for an affiliate of United Nuclear Corporation from 1969 to 1970, and was an independent consulting geologist until 1972. Dr. Laudon was the President of the Rocky Mountain Section of American Association of Petroleum Geologists in 1986. Dr. Laudon received a Bachelor of Science Degree in Geology from the University of Tulsa in 1956, a Master of Science Degree in Geology from the University of Wisconsin in 1957, and a Doctorate of Philosophy in Geology from the University of Wisconsin in 1959.

     Stephen H. Hollis has served as the President of the Company since January 1994 and previously served as a Vice-President of the Company from December 1989 through January 1994. Mr. Hollis has served as a Director of the Company since December 1989. Mr. Hollis has served as the Vice-President of Hollis Oil & Gas Co., a small oil and gas company, since January 1994 and served as the President of Hollis Oil & Gas Co. from June 1986 through January 1994. Mr. Hollis was a geologist for an affiliate of United Nuclear Corporation from 1974 to 1977 and a consulting geologist from 1977 to 1979.

In 1979, Mr. Hollis joined Marathon Oil Company and held various positions until 1986, when he founded Hollis Oil & Gas Co. Mr. Hollis is a past President of the Wyoming Geological Association. Mr. Hollis received a B.A. Degree in Geology from the University of Pennsylvania in 1972 and a Masters Degree in Geology from Bryn Mawr College in 1974.

     John R. Kerns has served as a Director of the Company since January 1972. From January 1972 until January 1980, Mr. Kerns served as Secretary of the Company. Mr. Kerns was a geologist for Tenneco Oil Company from 1960 to 1968 and has been an independent consulting geologist since that time. He is a past President of the Wyoming Geological Association and a past President of the Rocky Mountain Section of the American Association of Petroleum Geologists. Mr. Kerns received a B.A. Degree in Geology from Oregon University in 1952 and a Masters Degree in Geology from the University of Arizona in 1958.

     William N. Heiss has served as a Director of the Company since January 1996. Mr. Heiss owned a mineral brokerage business until 1981, when he went into private law practice, emphasizing mineral and real property law. Mr. Heiss has served as a Director and the Secretary of Hollis Oil & Gas Co. since 1987 and as President since January 1994. He is a member of the Rocky Mountain Mineral Law Foundation, and the Natrona County and Wyoming Bar Associations. Mr. Heiss received a B.A. Degree in mathematics from Indiana University in 1970 and a J.D. degree from the University of Wyoming in 1978.

     Tom R. Creager has served as a Director of the Company since January 1996. Since October 1991, Mr. Creager has been President and Senior Portfolio Manager with Pinnacle West Asset Management, Inc., a firm engaged in investment management and research and as a consultant to CPA Consulting Group, P.C. working in the areas of taxation, business and financial consulting. From 1985 to 1991, he worked in public accounting primarily in income tax areas. Mr. Creager has served as a Director of Hollis Oil & Gas Co. since July 1989. From 1983 until 1985, Mr. Creager was employed by an oil and gas contractor and supply company as corporate controller. Mr. Creager received a B.A. Degree in Accounting from the University of Wyoming in 1983.

     Carol A. Osborne has served as the Secretary of the Company since January 1996 and previously served as the Assistant Secretary of the Company from December 1989 until January 1996. In addition, Ms. Osborne has served as the Company's Office Manager since 1981.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth in summary form the compensation received during each of the Company's last three completed fiscal years by each of the Company's President and Chairman Of The Board. No employee of the Company received total salary and bonus exceeding $100,000 during any of the last three fiscal years.

                                                Annual Compensation

                                                                       Long-Term
Name and                 Fiscal Year      Salary          Bonus        Compensation        Other Annual
Principal Position       Ended            ($)(1)          ($)          Options            Compensation ($)
-----------------------  -----------     --------        -------       --------------     ----------------
Stephen H. Hollis,       1996             $53,700         -0-          50,000                 -0-
President
                         1995             $53,700         -0-          70,000                 -0-

                         1994             $53,700         -0-          50,000                 -0-

Richard B. Laudon,       1996             $53,700         -0-          -0-                    -0-
Chairman Of The
Board                    1995             $53,700         -0-          -0-                    -0-

                         1994             $53,700         -0-          -0-                    -0-

------------------

(1)  The dollar value of base salary (cash and non-cash) received.


Option Grants Table

     The following table sets forth information concerning individual grants of stock options made during the fiscal year ended August 31, 1996 to the Company's President and Chairman Of The Board. See "--Stock Option Plans".


                                Option Grants For Fiscal Year Ended August 31, 1996

                                                       % of Total
                                                       Options Granted
                                 Options               to Employees in        Exercise or Base        Expiration
Name                             Granted (#)           Fiscal Year            Price ($/Sh)            Date
----------------------------     -----------           -----------------      ------------------      ----------
Stephen H. Hollis,               50,000                100                    1.18                    1/22/99
  President
Richard B. Laudon,               -0-                   -0-                    N/A                     N/A
  Chairman Of The Board


Aggregated Option Exercises And Fiscal Year-End Option Value Table.

     The following table sets forth information concerning each exercise of stock options during the fiscal year ended August 31, 1996 by the Company's
President and Chairman Of The Board, and the fiscal year-end value of unexercised options held by the President and Chairman Of The Board.

                                            Aggregated Option Exercises
                                       For Fiscal Year Ended August 31, 1996
                                            And Year-End Option Values

                                                                                                      Value of
                                                                                                      Unexercised
                                                                              Number of               In-The-Money
                                                                              Unexercised             Options at
                                                                              Options at Fiscal       Fiscal Year-End
                                                                              Year-End (#)(3)         ($)(4)
                                 Shares
                                 Acquired on           Value                  Exercisable/            Exercisable/
Name                             Exercise (#) (1)      Realized ($)(2)        Unexercisable           Unexercisable
-----------------------          ----------------      --------------         -----------------       -------------
Stephen H. Hollis,                     0                      0                  170,000/0             $38,750/$0
 President
Richard B. Laudon,                     0                      0                        0/0                  $0/$0
 Chairman Of The Board

--------------------

(1) The number of shares received upon exercise of options during the fiscal year ended August 31, 1996.

(2) With respect to options exercised during the Company's fiscal year ended August 31, 1996, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

(3)  The  total  number  of  unexercised  options  held as of  August  31,  1996 separated between those options that were exercisable and those options that were not exercisable.

(4) For all unexercised options held as of August 31, 1996, the aggregate dollar value of the excess of the market value of the stock underlying those options over the exercise price of those exercised options, based on the bid price of the Company's Common Stock on August 31, 1996. The bid price for the Company's Common Stock on August 31, 1996 was $1.125 per share.

Stock Option Plans

     The 1993 Stock Option Plan. In January, 1993, the Board Of Directors of the Company approved the Company's Stock Option Plan (1993) (the "1993 Plan"), which subsequently was approved by the Company's stockholders. Pursuant to the 1993 Plan, the Company may grant options to purchase an aggregate of 200,000 shares of the Company's common stock to key employees of the Company, including officers and directors who are salaried employees who have contributed in the past or who may be expected to contribute materially in the future to the successful performance of the Company. The options granted pursuant to the 1993 Plan are intended to be incentive options qualifying for beneficial tax treatment for the recipient. The 1993 Plan is administered by an option committee that determines the terms of the options subject to the requirements of the 1993 Plan. At August 31, 1996, options to purchase 200,000 shares were outstanding under the 1993 Plan. In September 1996, options to purchase 30,000 shares held by Carol A. Osborne were repurchased by the Company for an aggregate of $13,200. As a result, options to purchase an additional 30,000 shares could be granted under the 1993 Plan.

     The 1996 Stock Option Plan. In May 1996, the Board of Directors of the Company approved the Company's 1996 Stock Option Plan (the "1996 Plan"), which subsequently was approved by the Company's stockholders. Pursuant to the 1996

Plan, the Company may grant options to purchase an aggregate of 200,000 shares of the Company's common stock to key employees, directors, and other persons who have or are contributing to the success of the Company. The options granted pursuant to the 1996 Plan may be either incentive options qualifying for beneficial tax treatment for the recipient or non-qualified options. The 1996 Plan is administered by an option committee that determines the terms of the options subject to the requirements of the 1996 Plan. At August 31, 1996, no options were outstanding under the 1996 Plan and options to purchase 200,000 could be granted under the 1993 Plan.

Compensation Of Outside Directors

     Directors of the Company who are not also employees of the Company ("Outside Directors") are paid $400 for each meeting of the Board Of Directors that they attend. Directors also are reimbursed for expenses incurred in attending meetings and for other expenses incurred on behalf of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the year ended August 31, 1995, the Company acquired certain proved oil and gas leases and overriding royalties from Hollis Oil & Gas Co. In addition to $71,300 cash, the Company issued 350,000 shares of restricted Common Stock with a market value of $131,250, for a total purchase price of $202,550. Mr. Stephen H. Hollis, the President and a Director of the Company, is a Vice-President, Director and a stockholder of Hollis Oil & Gas Co. Mr. William
N. Heiss, currently a Director of the Company, is the President, a Director, and a stockholder of Hollis Oil & Gas Co. Mr. Heiss was not a Director of the Company at the time of this transaction. The purchase price was determined by negotiations between the Company and Hollis Oil & Gas Co. and approved by the Company's Board Of Directors with Mr. Hollis abstaining.

     The Company and certain directors, stockholders and investees are joint holders in proved and unproved oil and gas properties. During the normal course of business, the Company pays or receives monies and in turn bills or pays the interest holders for their respective shares. These transactions are immaterial in amount when compared to the Company's total receipts and expenditures. They are accounted for as part of the normal joint interest billing function.

     During the year ended August 31, 1994, the Company completed a private placement offering of 300,000 shares of its previously unissued common stock at $.70 per share to provide funding for the Company. The stock was offered in 10,000 share blocks to holders-of-record owning 10,000 shares or more. Of the 300,000 shares sold, 255,715 shares were purchased by Dr. Richard Laudon, the Chairman Of The Board Of Directors of the Company.


                             PRINCIPAL STOCKHOLDERS

     The following table summarizes certain information as of August 31, 1996 and as anticipated immediately following this Offering with respect to the beneficial ownership of the Company's common stock (i) by the Company's directors, (ii) by stockholders known by the Company to own 5% or more of the Company's common stock, and (iii) by all officers and directors as a group. The following table assumes that the persons named do not purchase additional shares in the Offering although this may occur.


                                                    As Of March 31, 1996                         After Offering
                                            ------------------------------                --------------------------------

                                                                  Percentage Of                               Percentage
                                                                    Class                                      Of Class
Name And Address Of                          Number Of           Beneficially             Number Of           Beneficially
Beneficial Owner                              Shares                Owned                  Shares               Owned(6)
----------------                              ------                -----                  ------               --------

Dr. Richard B. Laudon                         569,147               21.0%                 569,147                15.3%
3737 West 46th
Casper, Wyoming 82604

Carol A. Osborne                                  200                 --*                     200                  --*

John R. Kerns                                  77,203                2.8%                  77,203                 2.1%

Stephen H. Hollis (4)                         544,900(1)            20.1%                 544,900(1)             14.7%
2037 S. Poplar
Casper, Wyoming 82601

William N. Heiss (4)                          350,000(2)            12.9%                 350,000(2)              9.4%

Tom R. Creager(4)                             351,500(3)            13.0%                 351,500(3)              9.5%

Directors and Officers as a group           1,192,950(1)(4)         41.4%               1,192,950(1)(4)          30.7%
(Six Persons)

Hollis Oil & Gas Co. (4)                      350,000               12.9%                 350,000                 9.4%

---------------

*    Less than one percent.

(1) Includes options held by Mr. Hollis to purchase 50,000 shares of Common Stock that expire January 19, 1997, options to purchase 70,000 shares that expire January 19, 1998, and options to purchase 50,000 shares that expire January 22, 1999. In addition to 24,900 shares owned directly by Mr. Hollis, the table above includes 350,000 shares of the Company's Common Stock owned by Hollis Oil & Gas Co. Mr. Hollis is an officer, director and 51% owner of Hollis Oil & Gas Co.

(2) These shares are owned by Hollis Oil & Gas Co. Mr. Heiss is an officer, director and 30% beneficial owner of Hollis Oil & Gas Co.

(3) Includes 350,000 shares of Common Stock of the Company held by Hollis Oil & Gas Co. Mr. Creager is a director of Hollis Oil & Gas Co.

(4) The shares owned by Hollis Oil & Gas Company are shown or included as beneficially owned five times in the table: once as beneficially owned by Hollis Oil & Gas Company, again under the beneficial ownership of each of Mr. Hollis, Mr. Heiss, and Mr. Creager, and also as part of the shares beneficially owned by Directors and Officers as a group.

(5) Includes 1,000,000 shares included in the Offering. Does not include any shares subject to the Underwriter's over-allotment option or any shares subject to Warrants being issued pursuant to this Offering.


                            DESCRIPTION OF SECURITIES

         The Company's authorized capital consists of 10,000,000 shares of $.10 par value Common Stock. The Company's issued and outstanding capital as of August 31, 1996 consisted of 2,712,371 shares of Common Stock which were held by approximately 2,055 stockholders of record. The following is a description of the Company's Common Stock and Warrants.

Common Stock

     Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefore, when, as, and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock of the Company is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. All outstanding shares of Common Stock and all shares to be sold and issued upon exercise of the Warrants will be fully paid and nonassessable by the Company. The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's Articles Of Incorporation and without stockholder action.

     All shares of Common Stock have equal voting rights and are not assessable. Cumulative voting and election of directors is permitted so that each shareholder has the right to vote the number of shares owned by that shareholder for as many persons as there are director nominees or to cumulate that shareholder's shares to give one candidate as many votes as the director nominees multiplied by the number of shares shall equal, or to distribute votes on the same principle among as many candidates as the shareholders shall determine.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after satisfaction of all liabilities, will be distributed pro rata to the holders of the Common Stock. The shares of Common Stock presently outstanding are fully paid and nonassessable.

     Holders of the Company's common stock are entitled to dividends when, as, and if, declared by the Board of Directors of the Company, out of funds legally available therefor.

     The Company has not paid any cash dividends since its inception.

     The Company has reserved a sufficient number of shares of Common Stock for issuance in the event that all the Warrants are exercised. In addition, the Company has reserved a sufficient number of shares of Common Stock for issuance upon the exercise of options under the Company's Stock Option Plans. See "EXECUTIVE COMPENSATION--Stock Option Plans".

Warrants

     General. The Warrants offered by the Company are to be in registered form. They are being sold separate from the shares of Common Stock offered by the Company and also will trade separately. Each Warrant is exercisable for one share of Common Stock at $3.00 per Warrant during the period commencing on the date of this Prospectus and ending five years from the date of this Prospectus. Although there currently is no plan or other intention to do so, the Board of Directors of the Company, in its sole discretion, may extend the exercise period of the Warrants and/or reduce the exercise price of the Warrants. It is anticipated that the Board would make such a modification only if it deemed it to be in the Company's best interests. Possible circumstances that may lead to modification of the terms of the Warrants, of which there is no assurance, would include circumstances in which the market price of the Company's Common Stock is less than the exercise price of the Warrants and the Board would reduce the exercise price of the Warrants in order to encourage their being exercised. This would be based on the Board's belief that it would be in the Company's best interests to receive additional capital funds from that source.

     The exercise price of the Warrants was arbitrarily established and there is no assurance that the price of the Common Stock of the Company will ever rise to a level where exercise of the Warrants would be of any economic value to a holder of the Warrants.

     The Warrants included in the Underwriter's Units issuable upon the exercise of the Underwriter's Warrants are identical to the Warrants included in the Units offered to the public pursuant to this Prospectus, except that the Warrants included in the Underwriter's Units are not subject to redemption by the Company. See below, "--Redemption".

     Current Registration Statement Required For Exercise. In order for a holder to exercise that holder's Warrants, there must be a current registration statement on file with the SEC and various state securities commissions to continue registration of the issuance of the shares of Common Stock underlying the Warrants. The Company intends to maintain a current registration statement during the period that the Warrants are exercisable unless the market price of the Common Stock underlying the Warrants would create no economic incentive for exercise of the Warrants. If those circumstances were to exist during the entire exercise period of the Warrants, the Warrants could expire without the holders having had an opportunity to exercise their Warrants.

     The maintenance of a currently effective registration statement could result in substantial expense to the Company, and there is no assurance that the Company will be able to maintain a current registration statement covering the shares of Common Stock issuable upon exercise of the Warrants. Although there can be no assurance, the Company believes that it will be able to qualify the shares of Common Stock underlying the Warrants for sale in those states where the Common Stock and Warrants are to be offered. The Warrants may be deprived of any value if a current Prospectus covering the shares of Common Stock issuable upon exercise of the Warrants is not kept effective or if the underlying shares are not qualified in the states in which the Warrantholders reside.

     Exercise Of Warrants. The Warrants may be exercised upon the surrender of the Warrant certificate on or prior to the expiration of the exercise period, with the form of "Election To Purchase" on the reverse side of the certificate executed as indicated, and accompanied by payment of the full exercise price for the number of Warrants being exercised. No rights of a stockholder inure to a holder of Warrants until such time as a holder has exercised Warrants and has been issued shares of Common Stock.

     Redemption. Except for the Warrants included in the Underwriter's Units issuable upon the exercise of the Underwriter's Warrants, the Warrants are redeemable by the Company at any time prior to their exercise or expiration upon 30 days prior written or published notice, provided however, that the closing bid quotation for the Common Stock for at least 20 of the 30 business days ending on the date of the Company's giving notice of redemption has been at least $4.00 per share. The redemption price for the Warrants will be $.02 per Warrant. Any Warrant holder that does not exercise prior to the date set forth in the Company's notice of redemption will forfeit the right to exercise the Warrants and purchase the shares of Common Stock underlying those Warrants. Any Warrants outstanding after the redemption date will be deprived of any value except the right to receive the redemption price of $.02 per Warrant.

     Tax Consequences Of Warrants. For federal income tax purposes, no gain or loss will be realized upon exercise of a Warrant. The holder's basis in the Common Stock received will be equal to the holder's cost basis in the Warrant exercised, plus the amount of the exercise price. Any loss realized by a holder of a Warrant due to a failure to exercise a Warrant prior to the expiration of the exercise period will be treated for federal income tax purposes as a loss from the sale or exchange of property that has the same character as any shares of Common Stock acquired from the exercise of the Warrants.

     Warrant exercise price adjustments, or the omission of such adjustments, may under certain circumstances be deemed to be distributions that could be taxable as dividends for federal income tax purposes to holders of the Warrants or the holders of the Common Stock.

     The Internal Revenue Code provides that a corporation does not recognize gain or loss upon the issuance, lapse or repurchase of a warrant to acquire its own stock. Therefore, the Company will not recognize income upon the expiration of any unexercised Warrants.


             CERTAIN PROVISIONS OF WYOMING LAW AND OF THE COMPANY'S
                            ARTICLES OF INCORPORATION

     The following paragraphs summarize certain provisions of Wyoming law and of the Company's Articles Of Incorporation. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Wyoming law and the Company's Articles Of Incorporation for complete information.

Limitations On Changes In Control

     The provisions of Sections 17-18-101, et seq., of the Wyoming Business Corporation Act, which sections are referred to as the "Wyoming Management Stability Act", could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management, and as a result could prevent the stockholders of the Company from being paid a premium for their shares of Common Stock.

Indemnification Of Directors

     The Company's Articles Of Incorporation provide that the Company will indemnify each of its officers and directors against liabilities and expenses incurred in connection with any action, suit or proceeding to which the officer or director may be made a party by reason of his or her being an officer or director of the Company. Indemnification is not provided if the officer or director is liable for fraud or misconduct in any such matter. Although no determination has been made to date, in the future the Company may attempt to obtain directors' and officers' liability insurance.


                                  UNDERWRITING

     The Company has entered into an Underwriting Agreement with Rocky Mountain Securities & Investments, Inc. (the "Underwriter"), which Underwriting Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and which governs the terms and conditions of the sale of the Common Stock and Warrants offered hereby. Pursuant to the terms of the Underwriting Agreement, the Underwriter, has agreed to purchase from the Company approximately 1,000,000 Units on a firm commitment basis at $____ per Unit. The Company has granted to the Underwriter an option, exercisable for 45 days from the date of this Prospectus, to purchase not more than 15% of the total number of Units initially offered, or up to 150,000 additional Units, at the price to the public less the Underwriting discount set forth on the cover page of this Prospectus. The Underwriter may exercise this option solely for the purpose of covering over-allotments, if any, incurred in the sale of Units being offered. Each Warrant included in the Units entitles its holder to purchase one share of Common Stock at an exercise price of $3.00 per share.

     The public offering price of the Units and the exercise price of the Warrants was determined by negotiation between the Underwriter and the Company. The Unit offering and Warrant exercise price and other terms were determined by negotiation between the Company and the Underwriter and do not necessarily bear any direct relationship to the Company's assets, earnings or other generally accepted criteria of value. Other factors considered in determining the offering and exercise price of the Warrants include market price of the Company's Common Stock, the business in which the Company is engaged, the Company's financial condition, an assessment of the Company's management, the general condition of the securities markets and the demand for similar securities of comparable companies.

     As compensation for its services, the Underwriter will receive a commission equal to 10% of the gross proceeds from the sale of the Units. The Underwriter also will receive a non-accountable expense allowance in an amount equal to 3% of the gross proceeds of this Offering of which $25,000 has been paid to date. To the extent that the expense allowance exceeds the actual expenses of the Underwriter, the excess may be considered additional compensation to the Underwriter.

     The Underwriter has advised the Company that it proposes to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus for each separate security, and that the Underwriter may allow to certain dealers who are members of the NASD, and to certain foreign dealers not eligible for membership in the NASD, concessions of not in excess of $ ______ for each Unit, of which amount a sum not in excess of $ _______ per share and $ _______ per Warrant may be re- allowed by such dealers to other dealers who are members of the NASD and to certain foreign dealers not eligible for membership in the NASD. After commencement of this Offering, the concession and the re-allowance may be changed. No such modification shall change the amount of proceeds to be received by the Company.

     Pursuant to the Underwriting Agreement, the Company has agreed to sell to the Underwriter, at a nominal cost, Underwriter's Warrants to purchase up to 100,000 Units, or one Unit for each ten Units sold in this Offering not including the Units sold pursuant to the over-allotment option. The Underwriter's Warrants will be non-exercisable for one year after the date of this Prospectus. Thereafter, for a period of four years, the Underwriter's
Warrants will be exercisable at $____ per Unit, which is equal to the public offering price for the Units. The Warrants included in the Underwriter's Units issuable upon the exercise of the Underwriter's Warrants are not subject to redemption by the Company in the same manner as the Warrants included in the Units offered to the public pursuant to this Prospectus. The Underwriter's Warrants are not transferable for a period of one year after the date of this Prospectus, except to officers and stockholders of the Underwriter and to members of the selling group and their officers and partners. The Company has also granted one demand and certain "piggy-back" registration rights to the holders of the Underwriter's Warrants.

     For the life of the Underwriter's Warrants, the holders thereof are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other stockholders. Further, the holders may be expected to exercise the Underwriter's Warrants at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriter's Warrants.

     The Underwriter has informed the Company that it does not expect any sales of the Units offered hereby to be made to discretionary accounts.

     The Company may provide the Underwriter with the names of persons contacting the Company with an interest in purchasing Units in this Offering, and it is possible that the Company's officers, directors, and employees will refer subscribers to the Underwriter. Although the Company will not provide any names for the express purpose of closing the Offering, sales may be made to those persons for that purpose. The Underwriter may sell a portion of the Units offered hereby to such persons if they reside in a state in which the Units can be sold. The Underwriter is not obligated to sell any Units to such persons and will do so only to the extent that such sales would not be inconsistent with the public distribution of the shares. Neither the Company nor the Underwriter will directly or indirectly arrange for the financing of such purchases, and the proceeds of the Offering will not directly or indirectly be used for such purchases. Officers, directors and stockholders of the Company may purchase Units offered hereby.

     For a period of three years after the closing of the Offering, the Underwriter has the right to designate one person to serve as a member of the Company's Board of Directors, subject to the approval of the majority of the Board Of Directors. As a director, the Underwriter's designee would receive the compensation usually paid to Outside Directors if that designee is not an employee of the Company. There is no restriction on whether the person designated is a director, officer, partner, employee, or affiliate of the Underwriter. The Underwriter has not yet informed the Company of whether the Underwriter intends to designate a director.

     Upon the successful completion of this Offering, the Underwriter shall have a preferential right for a period of three years from the effective date of this Prospectus to act as managing Underwriter for any public offerings of securities by the Company or any of its subsidiaries.

     The Company has agreed to compensate the Underwriter for assisting the Company in obtaining financing other than the financing pursuant to this Offering. If, upon the request of the Company, the Underwriter arranges directly financing for the Company consummated on or before April 4, 2001, the Company will pay a 10 percent commission to the Underwriter based on the amount of the equity financing. The Company will pay the Underwriter a five percent commission based on the amount of debt financing arranged by the Underwriter and closed by the Company during that period.

     In addition, the Company will pay the Underwriter an amount equal to one percent of any increase in the Company's line of credit that is obtained by the Underwriter and accepted by the Company. The Company also has agreed to compensate the Underwriter in the event that the Underwriter arranges for the purchase or sale of assets, a merger, acquisition or joint venture accepted by and closed with the Company on or before April 4, 2001. The fee is based on the value of the transaction with a five percent fee being paid for transactions up to and including $1,000,000 in value, a fee of four percent being paid on the value of the transaction greater than $1,000,000 and up to $2,000,000, three percent being paid on the value of the transaction greater than $2,000,000 and up to and including $3,000,000, a fee of two percent being paid on the value of the transaction greater than $3,000,000 and up to and including $4,000,000, and one percent fee being paid on the value of the transaction to the Company in excess of $4,000,000. The Company has agreed to reimburse the Underwriter for any reasonable expenses it incurs in arranging or closing these types of transactions.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with this Offering, including liabilities under the Securities Act. See "SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION".

     The foregoing is a summary of the principal terms of the Underwriting Agreement and the Underwriter's Warrants. Reference is made to the copies of the Underwriting Agreement and the Underwriter's Warrants, which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     There are no material relationships between the Company and the Underwriter other than the relationships created by the Underwriting Agreement.

                   SECURITIES AND EXCHANGE COMMISSION POSITION
                           ON CERTAIN INDEMNIFICATION

     The Company has agreed to indemnify directors, officers, and other representatives of the Company for costs incurred by each of them in connection with any action, suit, or proceeding brought by reason of their position as a director, officer, or representative. This would include actions, suits, or proceedings with respect to liability under the Securities Act. To be eligible for indemnification, the person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

     The Board of Directors is empowered to make other indemnification as authorized by the Articles Of Incorporation or corporate resolutions so long as the indemnification is consistent with the Wyoming Business Corporation Act. These provisions also include indemnification for liabilities arising under the Securities Act.

     In the Underwriting Agreement, the Company and the Underwriter have agreed to indemnify each other against civil liabilities, including liabilities under the Securities Act. See "UNDERWRITING".

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities And Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Bearman Talesnick & Clowdus Professional Corporation, Denver, Colorado, has acted as counsel for the Company in connection with this Offering. Certain legal matters will be passed upon for the Underwriter by Krys Boyle Golz Freedman & Scott, Denver, Colorado.

                                     EXPERTS

     The audited financial statements of the Company appearing in this Prospectus have been examined by Hocker, Lovelett, Hargens & Yennie, P.C., independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

                               CERTAIN DEFINITIONS

     Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located at 60(degree) Fahrenheit. Oil equivalents are determined using the ratio of 10 Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids so that 10 Mcf of natural gas are referred to as one barrel of oil equivalent or "BOE".

     As used in this Prospectus, the following terms have the following specific meanings: "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bbl" means barrel, "MBbl" means thousand barrels, "Mcfe" means thousand cubic feet equivalent, "MMcfe" means million cubic feet equivalent, and "MMBtu" means million British thermal units.

     With respect to information concerning the Company's working interests in wells or drilling locations, "gross" gas and oil wells or "gross" acres is the number of wells or acres in which the Company has an interest, and "net" gas and oil wells or "net" acres are determined by multiplying "gross" wells or acres by the Company's working interest in those wells or acres. A working interest in an oil and gas lease is an interest that gives the owner the right to drill, produce, and conduct operating activities on the property and to receive a share of production of any hydrocarbons covered by the lease. A working interest in an oil and gas lease also entitles its owner to a proportionate interest in any well located on the lands covered by the lease, subject to all royalties, overriding royalties and other burdens, to all costs and expenses of exploration, development and operation of any well located on the lease, and to all risks in connection therewith.

     A "development well" is a well drilled as an additional well to the same horizon or horizons as other producing wells on a prospect, or a well drilled on a spacing unit adjacent to a spacing unit with an existing well capable of commercial production and which is intended to extend the proven limits of a prospect. An "exploratory well" is a well drilled to find commercially productive hydrocarbons in an unproved area, or to extend significantly a known prospect.

     "Reserves" means natural gas and crude oil, condensate and natural gas liquids on a net revenue interest basis, found to be commercially recoverable. "Proved developed reserves" includes proved developed producing reserves and proved developed behind-pipe reserves. "Proved developed producing reserves" includes only those reserves expected to be recovered from existing completion intervals in existing wells. "Proved developed behind-pipe reserves" includes those reserves that exist behind the casing of existing wells when the cost of making such reserves available for production is relatively small compared to the cost of a new well. "Proved undeveloped reserves" includes those reserves expected to be recovered from new wells on proved undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

                                    * * * * *

                              FINANCIAL STATEMENTS

                                                                          Page
                                                                         Number
                                                                         ------

Report of Independent Certified Public Accountants ........................F-1

 Financial Statements:

    Balance Sheets as of August 31, 1995 and 1994
       and May 31, 1996 (unaudited)........................................F-2

    Statements of Operations for the years ended
      August 31, 1995, 1994, and 1993 and the nine months
      ended May 31, 1996 and 1995(unaudited)...............................F-3

    Statements of Stockholders'  Equity for the years ended August
      31, 1995, 1994, and 1993 and the nine months
      ended May 31, 1996 (unaudited).......................................F-4

    Statements of Cash flows for the years ended  August 31, 1995,
      1994, and 1993 and the nine months
      ended May 31, 1996 and 1995 (unaudited)..............................F-6

    Supplemental Schedule Of Noncash Investing And
      Financing Activities.................................................F-6

    Notes to Financial Statements..........................................F-7

                    HOCKER, LOVELETT, HARGENS & YENNIE, P.C.

                          Certified Public Accountants



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Stockholders and Board of Directors
Double Eagle Petroleum and Mining Company

We have audited the balance sheets of Double Eagle Petroleum and Mining Company as of August 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for the years ended August 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Double Eagle Petroleum and Mining Company as of August 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended August 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

As discussed in Note 5 to the financial statements, the Company changed its method of accounting for income taxes effective September 1, 1993.


             /s/ Hocker, Lovelett, Hargens & Yennie, P.C.


Casper, Wyoming
October 19, 1995


                                              DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                                                           BALANCE SHEETS


                                                                                     August 31,
                                                             May 31,        ----------------------------
                                                              1996             1995              1994
                                                           -----------      ----------        ----------
                                                           (Unaudited)
                                                           -----------
         ASSETS
CURRENT ASSETS
     Cash and cash equivalents - Note 2                    $    4,607       $  268,385        $  108,460
     Accounts receivable - Note 8                             126,128           41,337            33,207
     Prepaid expenses                                          25,000             -                 -
                                                            ---------        ---------         ---------
         Total                                                155,735          309,722           141,667

OTHER ASSETS
     Accounts receivable - Note 3                              82,277           82,277            40,327
     Investment, at cost                                        9,000            9,000              -
     Other                                                     11,600           11,500            13,998
                                                            ---------        ---------         ---------
         Total                                                102,877          102,777            54,325

PROPERTY AND EQUIPMENT,  at cost, net of
   accumulated  depreciation and depletion
     and  impairment  allowance - Notes 4
     and 8 (Successful  Efforts method used
     for oil and gas properties)                            2,061,164        1,822,721         1,834,414
                                                            ---------        ---------         ---------

         Total                                             $2,319,776       $2,235,220        $2,030,406
                                                            =========        =========         =========


         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable                                      $   73,535       $  110,432        $   52,473
     Accrued production taxes                                  15,300           25,900            28,700
     Notes payable - Note 13                                  155,000             -                 -
                                                            ---------        ---------         ---------
         Total                                                243,835          136,332            81,173

DEFERRED TAX LIABILITY, net - Note 5                          152,299          155,733           152,620
                                                            ---------        ---------         ---------
         Total                                                396,134          292,065           233,793

STOCKHOLDERS' EQUITY - Notes 6 & 8
     Common stock, $.10 par value;
      authorized - 5,000,000 shares; issued
      and outstanding - 2,712,371 shares in
      1996 and 1995 and 2,362,371 shares 1994                 271,237          271,237           236,237
     Capital in excess of par value                           886,254          886,254           790,003
     Retained earnings                                        766,151          785,664           770,373
                                                            ---------        ---------         ---------
         Total                                              1,923,642        1,943,155         1,796,613
                                                            ---------        ---------         ---------

         Total                                             $2,319,776       $2,235,220        $2,030,406
                                                            =========        =========         =========


See accompanying notes to financial statements.

                                                 DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                                                         STATEMENTS OF OPERATIONS


                                                     Nine Months Ended
                                                           May 31,                            Year Ended August 31,
                                                  ------------------------------------------------------------------------------
                                                     1996              1995            1995             1994              1993
                                                  ----------        ----------      ----------       ----------        ---------
                                                         (Unaudited)
                                                  ----------------------------
REVENUES - Note 7
    Sales of oil and gas                          $  270,332        $  204,425      $  247,461       $  235,411        $  427,538
    Sales of nonproducing properties                 130,000           634,969         634,979           78,244            81,000
    Sale of wells                                       -                 -               -             136,495            13,750
    Other, primarily zeolite royalties                28,957            32,924          32,924           30,000            34,126
                                                   ---------         ---------       ---------        ---------         ---------
           Total                                     429,289           872,318         915,364          480,150           556,414

COSTS AND EXPENSES
    Production                                        52,040            29,777          45,009           51,600           107,038
    Production taxes                                  23,981            13,858          29,679           18,667            51,569
    Cost of nonproducing properties sold              14,439           228,992         228,992           10,540            38,143
    Cost of wells sold                                  -                 -               -              69,736            17,125
    Exploration                                       93,127           190,621         304,795          264,798           193,345
    General and administrative                       191,248           168,409         228,021          214,947           222,606
    Depreciation and depletion                        74,513            49,158          78,586           72,108           102,572
                                                   ---------         ---------       ---------        ---------         ---------
           Total                                     449,348           680,815         915,082          702,396           732,398
                                                   ---------         ---------       ---------        ---------         ---------

INCOME (LOSS) FROM OPERATIONS                        (20,059)          191,503             282         (222,246)         (175,984)

OTHER INCOME (EXPENSE)
    Interest expense                                  (6,864)             -               -                -                 -
    Interest income                                    3,976            13,597          18,122            6,621             1,966
    Gain on sale of investments                         -                 -               -              12,586            97,597
                                                   ---------         ---------       ---------        ---------         ---------
                                                      (2,888)           13,597          18,122           19,207            99,563
                                                   ---------         ---------       ---------        ---------         ---------

INCOME (LOSS) BEFORE INCOME TAXES                    (22,947)          205,100          18,404         (203,039)          (76,421)

INCOME TAX EXPENSE (CREDIT) - Note 5
    Current                                             -                 -               -                -                 -
    Deferred                                          (3,434)           46,072           3,113          (30,011)             -
                                                   ---------         ---------       ---------        ---------         --------
           Total                                      (3,434)           46,072           3,113          (30,011)             -
                                                   ---------         ---------       ---------        ---------         --------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE                               (19,513)          159,028          15,291         (173,028)          (76,421)

CUMULATIVE EFFECT OF ACCOUNTING CHANGE -
  Note 5                                                -                 -               -            (168,588)             -
                                                   ---------         ---------       ---------        ---------         ---------

NET INCOME (LOSS)                                 $  (19,513)       $  159,028      $   15,291       $ (341,616)       $  (76,421)
                                                   =========         =========       =========        =========         =========

INCOME (LOSS) PER COMMON AND
  COMMON EQUIVALENT SHARE
    Before cumulative effect of accounting
     change                                       $     (.01)       $      .07      $      .01       $     (.08)       $     (.04)
    Cumulative effect of accounting change              -                 -               -                (.07)
                                                   ---------         ---------       ---------        ---------         ---------

    After cumulative effect of accounting
     change                                       $     (.01)       $      .07      $      .01       $     (.15)       $     (.04)
                                                   =========         =========       =========        =========         =========

WEIGHTED AVERAGE COMMON STOCK AND COMMON
 STOCK EQUIVALENT SHARES OUTSTANDING               2,712,371         2,363,653       2,450,590        2,317,166         2,047,073
                                                   =========         =========       =========        =========         =========

DIVIDENDS PER SHARE OF COMMON STOCK               $      .00        $      .00      $      .00       $      .00        $      .00
                                                   =========         =========       =========        =========         =========



See accompanying notes to financial statements.

                    DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                Total
                                             Capital in                         Stock-
                    Shares        Common      Excess of     Retained           Holders'
                  Outstanding      Stock      Par Value     Earnings           Equity
                  -----------   -----------   ---------   -----------       ------------

Balance,
August 31, 1992    2,012,431    $ 201,243   $  581,027    $1,188,410        $1,970,680

Net Loss                -            -            -          (76,421)          (76,421)

Common Stock
  Issued              50,000        5,000       29,000          -               34,000

Common Stock
  Retired                (60)          (6)         (24)         -                  (30)
                   ---------     --------    ---------     ---------        ----------
Balance,
August 31, 1993    2,062,371      206,237      610,003     1,111,989         1,928,229

Net Loss                -            -            -         (341,616)         (341,616)

Common Stock
  Issued             300,000       30,000      180,000          -              210,000
                   ---------     --------    ---------     ---------        ----------
Balance,
August 31, 1994    2,362,371      236,237      790,003       770,373         1,796,613

Net Income              -            -            -           15,291            15,291

Common Stock
  Issued             350,000       35,000       96,251          -              131,251
                   ---------     --------    ---------     ---------        ----------
Balance,
August 31, 1995    2,712,371      271,237      886,254       785,664         1,943,155



                                       F-4



Net Loss
 (Unaudited)            -             -            -        (19,513)         (19,513)
                  ---------     --------    --------      ---------         --------

Balance,
May 31, 1996     2,712,371    $ 271,237     $ 886,254    $  766,151       $1,923,641
                 =========     ========     =========     =========       ==========


See accompanying notes to financial statements.


                                                 DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                                                         STATEMENTS OF CASH FLOWS


                                                       Nine Months Ended
                                                           May 31,                            Year Ended August 31,
                                                 -----------------------------     -----------------------------------------------
                                                      1996              1995             1995              1994              1993
                                                      ----              ----             ----              ----              ----

CASH FLOWS FROM OPERATING ACTIVITIES:
    Cash from oil and gas sales                  $   214,398       $   182,363      $   232,803       $   295,394       $   463,312

    Cash paid for production,
      exploration and general and
      administrative                                (395,173)         (298,969)        (394,269)         (333,124)         (706,745)
    Interest received                                  3,976            13,597           18,122             6,621             1,966
    Interest paid                                     (6,864)             -                -                 -                 -
                                                  ----------        ----------       ----------        ----------        ----------
         Net Cash Used in Operating
          Activities                                (183,663)         (103,009)        (143,344)          (31,109)         (241,467)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sales of properties                130,000           634,969          634,979           214,739            94,750
    Proceeds from sale of investments                   -                 -                -               14,810           106,570
    Purchases of properties                         (365,115)         (333,154)        (322,710)         (411,660)         (137,096)
    Purchase of investment                              -                 -              (9,000)             -                 -
                                                  ----------        ----------       ----------        ----------        ----------
         Net Cash Provided by (Used
          in) Investing Activities                  (235,115)          301,815          303,269          (182,111)           64,224

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from borrowings                         297,500              -                -                 -                 -
    Repayment of debt                               (142,500)             -                -                 -                 -
    Proceed from issuance of common
      stock                                             -              131,250             -              210,000            34,000
    Retirement of common stock                          -                 -                -                 -                  (30)
                                                  ----------        ----------       ----------        ----------        ----------
         Net Cash Provided by
          Financing Activities                       155,000           131,250             -              210,000            33,970
                                                  ----------        ----------       ----------        ----------        ----------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                              (263,778)          330,056          159,925            (3,220)         (143,273)

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                268,385           108,460          108,460           111,680           254,953
                                                  ----------        ----------       ----------        ----------        ----------

CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                                  $     4,607       $   438,516      $   268,385       $   108,460       $   111,680
                                                  ==========        ==========       ==========        ==========        ==========



SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the year ended August 31, 1995, the Company issued 350,000 shares of common stock with a market value of $131,250 as partial payment on the purchase of oil and gas producing properties.





See accompanying notes to financial statements.

                    DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                          NOTES TO FINANCIAL STATEMENTS
                  (Information at May 31, 1996 and for the nine
                       months ended May 31, 1996 and 1995
                                  is unaudited)

The Company was incorporated under Wyoming law in 1972 for the purpose of exploring, developing and producing oil, gas and other minerals in the Rocky Mountain region of the United States. Its oil and gas production is sold to major companies of the petroleum industry under terms requiring payment within sixty days. The prices received for its oil and gas are very volatile due to economic conditions within the industry. Income from mineral production is nominal and received in the form of minimum annual royalties.

1.   Significant Accounting Policies

     This summary of significant accounting policies is presented to assist in understanding the Company's financial statements:

     a. Cash and Cash Equivalents - For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     b. Property and Equipment - The Company uses the "successful efforts" method for capitalizing the costs of completed oil and gas wells whereby only the costs attributable to successful exploratory wells and the costs of development wells within a producing field are reflected in property and equipment. Produc- ing and nonproducing properties are evaluated periodically, and if conditions warrant, an impairment allowance is provided. The costs of exploratory wells are charged to expense in the period in which the wells are determined to be unsuccessful. Depletion and depreciation of the capitalized costs for producing oil and gas properties are provided by the unit-of-production method based on proved oil and gas reserves.

          Uncompleted wells and equipment are reflected at the Company's incurred cost and represent costs of drilling and equipping oil and gas wells that are not completed as of the balance sheet date.

          The costs of unproved leases which become productive are reclassified to proved properties when proved reserves are discovered on the property.

          Unproved oil and gas interests are carried at original acquisition costs including filing and title fees. Annual rentals and geological and geophysical expenditures are charged to expense when incurred.

          Zeolite properties include the original costs to acquire and stake the claims and the preliminary evaluation and development costs which are necessary prior to commencement of mining operations. Subsequent to the time that zeolite mines reach operational status, all operational expenditures are charged to expense in the period incurred.

                    DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  (Information at May 31, 1996 and for the nine
                       months ended May 31, 1996 and 1995
                                  is unaudited)


1.    Significant Accounting Policies (Continued)

          Office facilities and equipment are recorded at cost. Depreciation of office facilities and equipment is recorded using straight-line and accelerated methods over the estimated useful lives of 7 to 40 years for office facilities and 5 years for office equipment. Maintenance and repairs are charged to expense as incurred.

     c.   Bad  Debts  -  The  direct   write  off  method  of   accounting   for
          uncollectible accounts receivable is utilized whereby an account is written off only when determined to be uncollectible. The results of this method do not vary materially from the preferred method.

     d. Investment - The accompanying financial statements include the investment in an unconsolidated partnership, in which the Company owns a 30% interest. The investment is carried at cost under the equity method.

     e. Income Taxes - Effective September 1, 1993, the Company adopted SFAS Statement No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are provided for the tax effect of timing differences arising from certain costs and expenses which are recognized in different periods for income tax and financial reporting purposes.

     f. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     g. Unaudited Periods - The financial information with respect to the nine months ended May 31, 1996 and 1995 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods.

 2. Off Balance Sheet Risk of Financial Instruments

     Interest bearing time deposits are held by the Company in a commercial bank in excess of the Federal Deposit Insurance Corporation's maximum limits. The following is a summary of the insured and uninsured bank balances at:

                              May 31, 1996
                          ----------------------
                           Carrying       Bank
                            Amount       Balance
                          ---------    ----------

      Insured              $  4,607     $ 87,553
      Uninsured                -            -

                    DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  (Information at May 31, 1996 and for the nine
                       months ended May 31, 1996 and 1995
                                  is unaudited)


2. Off Balance Sheet Risk of Financial Instruments (Continued)

                                              August 31,
                           ------------------------------------------------
                                    1995                     1994
                           ---------------------    -----------------------
                           Carrying       Bank      Carrying        Bank
                            Amount      Balance      Amount       Balance
                           ---------    --------    ---------     ---------
      Insured              $100,962     $100,962    $105,212      $105,212
      Uninsured             167,423      185,750       3,248        16,717

3.    Gas Balancing Arrangement

      The Company has a 100% ownership in a producing gas well which is located in a unitized field operated by a major oil company. At the end of fiscal year 1992-93, there was an imbalance, caused by the gas purchasing company recognizing purchase contracts with certain, but not all, interest owners in the field while it continued to take all gas produced. The Company's portion of the underbalance at August 31, 1994 and 1993 was estimated to be 40,000 mcf's and at August 31, 1995 and May 31, 1996, 80,000 mcf's as a result of the Company purchasing additional ownership in the well. An estimated payout for the underbalance of $1 per mcf is used to value the receivable. The Company has not received payment or settlement for its share of the imbalance to date.


4.    Property and Equipment

      A summary of property and equipment is as follows:

                                                  May 31, 1996
                                            ---------------------------
                                                          Accumulated
                                                          Depreciation
                                              Cost        And Depletion
                                            ----------    -------------
      Zeolite mining
        properties                          $      385       $     -
      Unproved oil and
        gas interest                           439,060             -
      Proved oil interests                     683,724        201,311
      Completed wells and
        related equipment                    2,233,560      1,174,802
      Wells in process                            -             -
      Condominium office
        facility                               130,049         64,412
      Office equipment                          47,965         33,054
                                             ---------      ---------

          Total                             $3,534,743      $1,473,579
                                            ==========      ==========

                    DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  (Information at May 31, 1996 and for the nine
                       months ended May 31, 1996 and 1995
                                  is unaudited)

4.    Property and Equipment (Continued)

                                                 August 31,
                         -------------------------------------------------------
                                1995                             1994
                         -------------------------    --------------------------
                                     Accumulated                   Accumulated
                                     Depreciation                  Depreciation
                           Cost      And Depletion        Cost     And Depletion
                        ----------   -------------     ----------  -------------
   Zeolite mining
     properties         $      385   $     -           $      385   $     -
   Unproved oil and
     gas interests         488,278         -              779,648         -
   Proved oil interests    516,055      161,407           315,909      147,910
   Completed wells and
    related equipment    1,977,564    1,146,453         1,905,485(1) 1,092,945
   Wells in process         71,570         -                 -            -
   Condominium office
     facility              130,049       62,447           130,049       59,599
   Office equipment         37,886       28,759            30,362       26,970
                         ---------    ---------         ---------    ---------

       Total            $3,221,787   $1,399,066        $3,161,838   $1,327,424
                         =========    =========         =========    =========

      (1) Net of impairment allowance of $54,567.

5.    Income Taxes

      Effective September 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which applies an asset and liability approach requiring the recognition of deferred tax assets and liabilities with respect to the expected future tax consequences of events that have been recognized in the financial statements and tax returns. All of the Company's earnings are located in the United States.

                                   May 31,                  August 31,
                           --------------------    -----------------------------
 Income Tax expense (credit)    1996       1995      1995       1994       1993
                                ----       ----      ----       ----       ----
         Current               $   -      $   -      $  -      $    -      $  -
         Deferred             (3,434)     46,072     3,113    (30,011)        -

 Deferred tax liabilities (assets) are comprised of the following at:

                                                               August 31,
                                          May 31,       ----------------------
 Tax effects of temporary differences      1996           1995          1994
 ------------------------------------    ---------      --------     ---------
 1st year federal lease rentals          $   2,276      $  3,850     $   3,438
 Intangible drilling costs                 358,253       332,826       312,436
 Percentage depletion                      133,083       133,083       133,083
 Depreciation                                2,193         2,193         2,193
 Tax basis surrendered property                113           113           113
 Production taxes                            2,844         2,844         2,844
                                          --------      --------      --------
   Total Long Term Deferred Tax
     Liabilities                           498,762       474,909       454,107

 Depletion of intangible drilling costs   (240,650)     (233,279)     (226,947)
 Net operating loss carryforwards         (104,857)      (84,941)      (73,584)
 Other                                        (956)         (956)         (956)
                                          --------      --------      --------
   Total Long Term Deferred Tax Assets    (346,463)     (319,176)     (301,487)
                                          --------      --------      --------
   Net Long Term Deferred Tax
     Liabilities                         $ 152,299     $ 155,733     $ 152,620
                                          ========      ========      ========

                    DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  (Information at May 31, 1996 and for the nine
                       months ended May 31, 1996 and 1995
                                  is unaudited)

5.    Income Taxes (Continued)

      At August 31, 1995, the Company has unused deductions and credits which may be applied against future taxable income and which expire as follows:

                             Percent
                            Depletion
                            In Excess     Net Operating    Investment
        Year Ending          of Cost          Loss             Tax
         August 31,         Depletion     Carryforward       Credits
        -----------         ---------     ------------     ---------
           1997           $     -          $    -           $ 11,643
           1998                 -               -             19,397
           1999                 -               -              9,630
           2000                 -               -              4,306
           2001                 -               -                580
           2002                 -               -               -
           2003                 -            191,551            -
           2004                 -             49,017            -
           2007                 -             78,344            -
           2008                 -             28,442            -
           2009                 -            143,210            -
           2010                 -             75,706            -
        Indefinite         1,413,203            -               -
                           ---------        --------         -------

          Total           $1,413,203       $ 566,270        $ 45,556
                           =========        ========         =======

      Investment tax credits for financial purposes are the same as those shown for tax reporting purposes.

6.    Common Stock

      Under an employee's incentive stock option plan approved by the stockholders in January, 1993, 200,000 shares of common stock have been authorized and reserved for issuance to employees. Options granted under this plan cannot exceed ten years from the date of grant. The option price is equal to the market value of the common stock on date of grant. At August 31, 1995, there were six options outstanding for two hundred thousand shares to current employees of the Company. The term in which to exercise is three years from the date of each grant.

      Changes in the status of options outstanding under the plan at August 31, are as follows:
                                               Shares
                               ---------------------------------------
                                1995             1994           1993
                               -------         -------        --------
      Beginning of year        120,000          60,000         100,000
      Granted                   80,000          60,000          60,000
      Expired/Exercised           -               -           (100,000)
                               -------         -------        --------
      End of year              200,000         120,000          60,000
      Option price          $.75, $.875    $.875 and $1.1875   $1.1875
                            and $1.1875

      There were no changes during the nine months ended May 31, 1996. The Board of Directors has authorized the purchase and retirement of a maximum of 200,000 shares of the Company's outstanding common stock. As of May 31, 1996, 27,960 shares have been purchased to date and retired at a per share cost of $1.50 to $10.00.

                    DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  (Information at May 31, 1996 and for the nine
                       months ended May 31, 1996 and 1995
                                  is unaudited)


7.      Major Customers

        Certain customers who accounted for more than 10% individually of the Company's oil and gas sales are as follows:

                        Nine Months Ended
                             May 31,                 Year Ended August 31,
                      ---------------------   --------------------------------
                        1996         1995       1995        1994        1993
                      --------     --------   --------    --------    --------
        Company A     $ 28,611     $   -      $   -       $ 21,308   $ 117,927
        Company B      139,961       68,690     91,120      89,668     116,906
        Company C       25,547       18,344     27,761      27,946        -
        Company D       11,798       38,665     52,522      66,057     121,487

8.      Related Party Transactions

        During the year ended August 31, 1995, the Company acquired certain proved oil and gas leases and overriding royalties from a related party. In addition to $71,300 cash, the Company issued 350,000 shares of restricted common stock with a market value of $131,250 for a total purchase price of $202,550.

        The Company and certain directors, stockholders and investees are joint holders in proved and unproved oil and gas properties. During the normal course of business, the Company pays or receives monies and in turn bills or pays the interest holders for their respective shares. These transactions are immaterial in amount when compared to the Company's total receipts and expenditures. They are accounted for as part of the normal joint interest billing function.

        During the year ended August 31, 1994, the Company conducted a private placement offering of 300,000 shares of its previously unissued common stock at $.70/share. The stock was offered in 10,000 share blocks to holders-of-record owning 10,000 shares or more. Of the 300,000 shares sold, 255,715 shares were purchased by the Chairman of the Board of Directors which provided $179,000 of working capital for the Company.

9.      Segment Information

        The  Company's   dominant   segment  is  oil  and  gas  exploration  and
        development. Revenues and assets of the Company's zeolite mining segment account for less than 10% of total revenues and total assets.

                    DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  (Information at May 31, 1996 and for the nine
                       months ended May 31, 1996 and 1995
                                  is unaudited)

10.     Statements of Cash Flows

        Reconciliation of Net Income (Loss) to Net Cash Used By Operating Activities at:

                                           Nine Months Ended
                                                May 31,                         Year Ended August 31,
                                         ------------------------       ----------------------------------------
                                            1996            1995           1995           1994            1993
                                            ----            ----           ----           ----            ----
Net Income (Loss)                        $ (19,513)      $ 159,028      $  15,291      $(341,616)      $ (76,421)
Adjustments to reconcile
  net income (loss) to net
  cash provided (used) by
  operating activities:
   Depreciation and depletion               74,513          49,158         78,586         72,108         102,572
   Sales of properties                    (130,000)       (634,969)      (634,979)      (214,739)        (94,750)
   Sale of investments                        -               -              -           (14,810)       (106,570)
   Costs of properties
    disposed                                52,159         352,324        387,068        278,687         140,667
   Cost of investments sold                   -               -              -             2,224           8,973
   Deferred taxes - net                     (3,434)         46,072          3,113        138,577            -
   (Increase) Decrease In:
      Accounts receivable                  (84,791)        (57,484)       (50,080)        22,481           1,648
      Prepaid expenses                     (25,000)           -              -              -               -
      Other                                   (100)          2,498          2,498          7,502            -
   (Decrease) Increase In:
      Accounts payable                     (36,897)         (5,236)        57,959         32,677        (209,825)
      Accrued production
       taxes                               (10,600)        (14,400)        (2,800)       (14,200)         (7,761)
                                          ---------       --------       --------       --------        --------

   Total Adjustments                      (164,150)       (262,037)      (158,635)       310,507        (165,046)
                                          --------        --------       --------       --------        --------
Net Cash Used by Operating
  Activities                             $(183,663)      $(103,009)     $(143,344)     $ (31,109)      $(241,467)
                                          ========        ========       ========       ========        ========


11.       Oil and Gas Producing Activities

          Capitalized costs relating to oil and gas activities at August 31:


                                                            1995                1994                 1993
                                                            ----                ----                 ----
         Proved properties                               $2,493,619          $2,221,394           $3,278,907
         Unproved properties                                559,848             779,649              585,915
                                                          ---------           ---------            ---------
                                                          3,053,467           3,001,043            3,864,822
         Accumulated depreciation
           and depletion                                  1,307,860           1,240,855            2,165,029
                                                          ---------           ---------            ---------

             Net                                         $1,745,607          $1,760,188           $1,699,793
                                                          =========           =========            =========

         Costs incurred in oil and gas property acquisition, exploration, and development activities for the years ended August 31,:

      Property acquisition:                                 1995                 1994                1993
                                                            ----                 ----                ----
            Proved                                       $  207,346          $   13,433           $   11,000
            Unproved                                         95,442             343,795               67,942
         Exploration                                        304,795             264,798              193,345
         Development                                        143,649              24,960               59,481
                                                          ---------           ---------            ---------

             Total                                       $  751,232          $  646,986           $  331,768
                                                          =========           =========            =========


                    DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  (Information at May 31, 1996 and for the nine
                       months ended May 31, 1996 and 1995
                                  is unaudited)

11.      Oil and Gas Producing Activities (Continued)

         Results of operations for oil and gas producing activities, excluding corporate overhead and interest costs, for the years ended August 31,:


                                                             1995               1994                  1993
                                                             ----               ----                  ----
         Revenues                                        $  247,461         $  235,411            $  427,538
         Production costs                                   (74,688)           (70,267)             (158,607)
         Exploration expenses                              (304,795)          (264,798)             (193,345)
         Depreciation and depletion                         (73,949)           (67,607)              (98,398)
         Income tax expense                                   3,113             30,011                  -
                                                          ---------          ---------             ---------
         Results of operations from
           producing activities                          $ (202,858)        $ (137,250)           $  (22,812)
                                                          =========          =========             =========

         Reserve quantity information (unaudited) for the years ended August 31, (all located in the United States):

                                                             1995
                                                 ----------------------------
         Proved developed reserves:               Oil (bbl's)     Gas (mcf's)
                                                 -----------      -----------
              Beginning of year                     104,612        1,844,343
              Revisions of previous estimates           299           (3,329)
              Discoveries                              -              90,000
              Purchased                                -              73,012
              Production                             (9,528)         (68,862)
                                                  ---------        ---------
              End of year                            95,383        1,935,164
                                                  =========        =========

                                                            1994
                                                -----------------------------
         Proved developed reserves:             Oil (bbl's)       Gas (mcf's)
                                                -----------      ------------
              Beginning of year                     118,715        1,703,588
              Revisions of previous estimates         2,507            2,041
              Discoveries                            12,314          256,000
              Purchased                                   5           11,506
              Sold                                  (17,822)         (75,505)
              Production                            (11,107)         (53,287)
                                                  ---------        ---------

              End of year                           104,612        1,844,343
                                                  =========        =========

                                                            1993
                                                ----------------------------
         Proved developed reserves:             Oil (bbl's)      Gas (mcf's)
                                                -----------      -----------
              Beginning of year                     133,488        1,755,392
              Revisions of previous estimates         2,379           24,803
              Purchased                               2,850            3,225
              Production                            (20,002)         (79,832)
                                                  ---------       ----------
              End of year                           118,715        1,703,588
                                                  =========       ==========

         The above reserve information is based on estimates prepared by the Company. Proved developed oil and gas reserves are those which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are those which are expected to be recovered from new wells on undrilled, proved acreage, or from existing wells where a relatively major expenditure is required for completion. Management does not feel that the Company has any proved, undeveloped reserves. All information presented pertains to proved, developed reserves.

                    DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  (Information at May 31, 1996 and for the nine
                       months ended May 31, 1996 and 1995
                                  is unaudited)


11.      Oil and Gas Producing Activities (Continued)

         Standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves at August 31, (unaudited):

                                                             1995                1994                 1993
                                                             ----                ----                 ----
          Future cash flows                              $ 3,349,951         $ 4,147,146          $ 5,206,229
          Future production costs                         (1,481,310)         (1,456,421)          (1,910,918)
          Future income taxes (1)                           (635,338)           (914,847)          (1,120,430)
                                                          ----------          ----------           ----------
          Future net cash flows                            1,233,303           1,775,878            2,174,881
          10% annual discount                               (369,991)           (532,763)            (652,485)
                                                          ----------          ----------           ----------
          Discounted future net cash
            flows                                        $   863,312         $ 1,243,115          $ 1,522,396
                                                          ==========          ==========           ==========

          (1) The income tax is 34% of the future cash flows less the future production costs.

          The following are the principal sources of changes in the standardized measure of discounted future net cash flows for the years ended August 31, (unaudited):


                                                             1995                1994                 1993
                                                             ----                ----                 ----
          Sales, net of production costs                 $  (142,966)        $  (165,881)         $  (268,931)
          Net changes in prices and
            production costs                                (344,196)           (343,832)             379,995
          Discoveries and purchases                           57,054              69,447               37,296
          Development cost                                   (76,577)            (24,960)             (59,481)
          Revisions of previous
            quantity estimates                                 2,570              33,705               55,675
          Accretion of discount                              124,312             152,240              125,265
                                                          ----------          ----------           ----------

          Net changes                                    $  (379,803)        $  (279,281)         $   269,819
                                                          ==========          ==========           ==========

          The preceding is a standardized measure of the discounted future net cash flows and changes applicable to proved oil and gas reserves required by SFAS 69 of the FASB. The future cash flows are based on estimated oil and gas reserves utilizing prices and costs in effect as of year end discounted at 10% per year and assuming continuation of existing economic conditions.

          The standardized measure of discounted future net cash flows, in management's opinion, should be examined with caution. The basis for this table is management's reserve study which contains imprecise estimates of quantities and rates of production of reserves. Revisions of previous estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation.

          Therefore, the standardized measure of discounted future net cash flows is not necessarily a "best estimate" of the fair value of the Company's proved oil and gas properties.

                    DOUBLE EAGLE PETROLEUM AND MINING COMPANY
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                  (Information at May 31, 1996 and for the nine
                       months ended May 31, 1996 and 1995
                                  is unaudited)

12.     Significant Event

        Effective November 1, 1993, with finalization February 17, 1994, the Company sold all of its interest in the Buck Creek Field which resulted in a net profit of $67,133. Buck Creek was one of the Company's older producing fields but had experienced significant declines in production in recent years. Lower oil prices, higher operating costs, and the decreased production made the economics of this property marginal at best.

13.     Borrowings

        On October 17, 1995, the Company initiated a $250,000 revolving line of credit at Hilltop National Bank. At May 31, 1996 the outstanding balance was $155,000. The credit line matures December 1, 1996, and until that time requires monthly payments of accrued unpaid interest. The interest rate on the note is variable, based on the New York Prime Rate plus .50 percentage points (9.0% at May 31, 1996). The note is secured by any funds on deposit at Hilltop National Bank

----------------------------------------     -----------------------------------

NO DEALER,  SALESMAN OR OTHER PERSON HAS
BEEN  AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATION OTHER THAN
THOSE  CONTAINED IN THIS PROSPECTUS AND,
IF GIVEN OR MADE,  SUCH  INFORMATION  OR
REPRESENTATION  MUST NOT BE RELIED  UPON          DOUBLE EAGLE PETROLEUM
AS  HAVING   BEEN   AUTHORIZED   BY  THE              AND MINING CO.
COMPANY.   THIS  PROSPECTUS   SHALL  NOT
CONS\TITUTE  AN  OFFER  TO  SELL  OR THE
SOLICITATION  OF AN OF-  FER TO BUY  NOR
SHALL   THERE   BE  ANY  SALE  OF  THESE
SECURITIES  IN ANY  STATE IN WHICH  SUCH
OFFER,  SOLICITATION  OR SALE  WOULD  BE
UNLAWFUL   PRIOR  TO   REGISTRATION   OR             1,000,000 Units
QUALIFICATION  UNDER THE SECURITIES LAWS            Of Common Stock And
OF        ANY        SUCH         STATE.        Common Stock Purchase Warrants
   ------------------------------

     TABLE OF CONTENTS
                                  Page

PROSPECTUS SUMMARY................  1
RISK FACTORS......................  6
THE COMPANY.......................  9
USE OF PROCEEDS...................  9
CAPITALIZATION.................... 10
PRICE RANGE OF COMMON STOCK....... 11
DIVIDEND POLICY................... 11
SELECTED FINANCIAL DATA........... 11               -------------------
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL                                 PROSPECTUS
  CONDITION AND RESULTS
  OF OPERATIONS................... 13               -------------------
BUSINESS AND PROPERTIES........... 16
MANAGEMENT........................ 24
EXECUTIVE COMPENSATION............ 25
CERTAIN RELATIONSHIPS AND
  RELATED TRANSACTIONS............ 28
PRINCIPAL STOCKHOLDERS............ 28
DESCRIPTION OF SECURITIES......... 29
CERTAIN PROVISIONS OF
  WYOMING LAW AND OF THE
  COMPANY'S ARTICLES OF
  INCORPORATION................... 32
UNDERWRITING...................... 32
SECURITIES AND EXCHANGE
  COMMISSION POSITION ON
  CERTAIN INDEMNIFICATION......... 35
LEGAL MATTERS..................... 35
EXPERTS  ......................... 35
CERTAIN DEFINITIONS............... 36
FINANCIAL STATEMENTS.............. 37

     ------------------------------

UNTIL 90 DAYS AFTER THE  EFFECTIVE  DATE         Rocky Mountain Securities
OF THE  REGISTRATION  STATEMENT OF WHICH             & Investments, Inc.
THIS  PROSPECTUS IS A PART,  ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING
IN THIS DISTRIBUTION, MAY BE REQUIRED TO
DELIVER   A   PROSPECTUS.   THIS  IS  IN                         , 1996
ADDITION TO THE OBLIGATION OF DEALERS TO
DELIVER  A  PROSPECTUS  WHEN  ACTING  AS
UNDERWRITERS  AND WITH  RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

----------------------------------------     ----------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification Of Directors And Officers.

        The Wyoming Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

        The Board of Directors is empowered to make other indemnification as authorized by the Articles Of Incorporation or by corporate resolution so long as the indemnification is consistent with the Wyoming Business Corporation Act.

Item 25.  Other Expenses Of Issuance And Distribution.

        The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered assuming the sale of the maximum Offering amount.

        Registration and filing fee.................................$1,942
        Transfer agent's fee........................................   750
        Printing and engraving*.....................................15,000
        Accounting fees and expenses*................................3,500
        Legal fees and expenses*....................................45,000
        Blue sky fees and expenses*.................................14,000
        NASD filing fee..............................................1,063
        NASDAQ listing fee...........................................7,500
        Underwriter's non-accountable expense allowance*............45,000
        Miscellaneous*.............................................. 6,245
                                                                 ---------
            Total*...............................................$*140,000
--------------------

*  Estimated



Item 26.  Recent Sales Of Unregistered Securities.

        During the fiscal year ended August 31, 1994, the Company issued an aggregate of 300,000 shares of Common Stock at a purchase price of $.70 per share pursuant to an exemption from registration in accordance with Rule 504 under the Securities Act of 1993, as amended (the "Securities Act"). The offering was made to existing shareholders owning at least 10,000 shares of the Company's Common Stock. Of the 300,000 shares sold, 255,715 shares were purchased by Richard Laudon, the Chairman Of The Board of the Company.

        In May 1995, the Company issued 350,000 shares of the Company's Common Stock to Hollis Oil & Gas Co. in partial consideration for the purchase of oil and gas interests. The shares were issued pursuant to an exemption from registration in accordance with Section 4(2) under the Securities Act.

Item 27.  Exhibits.

        The following is a complete list of Exhibits filed as part of this Registration Statement, which Exhibits are incorporated herein.


Number      Description

 1.1 Underwriting Agreement between Double Eagle Petroleum and Mining Co. ("Registrant") and Rocky Mountain Investments & Securities, Inc. (the "Underwriter").

 3.1(a) Articles Of Incorporation filed with the Wyoming Secretary Of State on January 13, 1972.

 3.1(b) Articles Of Amendment of Registrant filed with the Wyoming Secretary Of State on February 27, 1984.

 3.1(c) Articles Of Amendment of Registrant filed with the Wyoming Secretary Of State on July 9, 1996.

 3.2      Bylaws.

4.1(a)    Specimen Common Stock Certificate.

4.1(b)    Specimen Common Stock Purchase Warrant.

 4.2      Form of Underwriter's Warrant.

 4.3      Form of Warrant Agreement concerning Common Stock Purchase Warrants.*

 5.1      Opinion   of   Bearman   Talesnick   &  Clowdus   Professional
          Corporation concerning legality of issuance of Units of Common Stock, Warrants, and underlying securities.

10.1      Agreement dated May 26, 1995 between the Registrant and Hollis Oil
          & Gas Co.

23.1 Consent Of Bearman Talesnick & Clowdus Professional Corporation (included in Exhibit 5.1).

23.2      Consent Of Hocker, Lovelett, Hargens & Yennie, P.C.

----------------------

*To be filed by amendment.

Item 28.  Undertakings.

1.       The undersigned Registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                  (1) to include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (2) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter;

         (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles Of Incorporation, or otherwise, the Registrant has been advised that in the opinion of the Securities And Exchange Commission such indemnifications is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Casper, State of Wyoming on October 11, 1996.

                                     DOUBLE EAGLE PETROLEUM AND MINING CO.


                                     By:  /s/ Stephen H. Hollis
                                        ---------------------------------------
                                         Stephen H. Hollis, President


                                     By:  /s/ Richard B. Laudon
                                         ---------------------------------------
                                         Richard B. Laudon, Treasurer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of the Registrant, by virtue of their signatures to the Registration Statement appearing below, hereby constitute and appoint Stephen H. Hollis or Richard B. Laudon and each or either of them, wi h full power of substitution, as attorneys-in-fact in their names, place and stead to execute any and all amendments to this Registration Statement in the capacities set forth opposite their name and hereby ratify all that said attorneys-in-fact and each of them or his substitutes may do by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signatures                                    Title                                  Date
----------                                    -----                                  ----



/s/ Richard B. Laudon                       Chairman Of The Board; Director;     October 11, 1996
-----------------------------------------   Treasurer (Principal Accounting
Richard B. Laudon                           and Financial Officer)


/s/ John R. Kerns
-----------------------------------------   Director                             October 11, 1996
John R. Kerns


/s/  Stephen H. Hollis
-----------------------------------------   President;  Director (Principal      October 11, 1996
Stephen H. Hollis                           Executive Officer)


/s/ Tom R. Creager
-----------------------------------------   Director                             October 11, 1996
Tom R. Creager


/s/ William N. Heiss
-----------------------------------------   Director                             October 11, 1996
William N. Heiss